Exhibit 10.3

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
dated as of March 12, 2019
among
ONDECK ACCOUNT RECEIVABLES TRUST 2013-1 LLC,
as Borrower

VARIOUS LENDERS,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent and Collateral Agent,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Paying Agent,

and

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent, Documentation Agent, and Lead Arranger

________________________________________________________

$180,000,000 Securitization Warehouse Facility
________________________________________________________

(continued)

(continued)

(continued)

(continued)

9.16	WAIVER OF JURY TRIAL	107
9.17	Confidentiality	107
9.18	Usury Savings Clause	108
9.19	Counterparts	109
9.20	Effectiveness	109
9.21	Patriot Act	109
9.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	109
9.23	Termination of Agency Fee Letter	110

APPENDICES:	A	Revolving Commitments
	A	Notice Addresses
	B	Eligibility Criteria
	C	Excess Concentration Amounts
	D	Early Amortization Events

SCHEDULES:	1.1	Financial Covenants

EXHIBITS:	A-1	Form of Funding Notice
	B-1	Form of Class A Revolving Loan Note
	B-2	Form of Class B Revolving Loan Note
	C-1	Form of Compliance Certificate
	C-2	Form of Borrowing Base Report and Certificate
	E	Form of Assignment Agreement
	F	Form of Certificate Regarding Non-Bank Status
	F-1	Form of Amendment Date Effective Certificate
	G	Form of Controlled Account Voluntary Payment Notice
	H	Form of Financing Statement

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 12, 2019, is entered into by and among ONDECK ACCOUNT RECEIVABLES TRUST 2013-1 LLC, a Delaware limited liability company (“Company”), the Lenders party hereto from time to time, DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent for the Class A Revolving Lenders (in such capacity, “Administrative Agent”) and as Collateral Agent for the Secured Parties (in such capacity, “Collateral Agent”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent for the Lenders (in such capacity, “Paying Agent”), and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as Lead Arranger, Syndication Agent (in such capacity, “Syndication Agent”) and Documentation Agent (in such capacity, “Documentation Agent”).
RECITALS:
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, the Company, the Lenders party hereto, the Administrative Agent, the Collateral Agent, the Paying Agent, DBSI, the Syndication Agent and the Documentation Agent are parties to that certain Fourth Amended and Restated Credit Agreement dated as of March 20, 2017 (the “Existing Credit Agreement”); and
WHEREAS, in order to continue the existing indebtedness of the Company and make certain accommodations as further described herein, the Company has requested that the Existing Credit Agreement be amended and restated in its entirety (the “Amendment and Restatement”), and the Lenders party thereto are willing to do so on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.    DEFINITIONS AND INTERPRETATION

1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2d Anniversary Date” means March 20, 2021 (or as such date may be extended upon the mutual written agreement of Company and Administrative Agent).
“2018 Consolidated Net Income” means the Consolidated Net Income of Holdings and its Subsidiaries for the Fiscal Year ending December 31, 2018.
“2019 Consolidated Net Income” means the Consolidated Net Income of Holdings and its Subsidiaries for the Fiscal Year ending December 31, 2019.
“2020 Consolidated Net Income” means the Consolidated Net Income of Holdings and its Subsidiaries for the Fiscal Year ending December 31, 2020.
“30 MPF Receivable” means any Pledged Receivable with a Missed Payment Factor, in the case of a Daily Pay Receivable, higher than 30 or, in the case of a Weekly Pay Receivable, higher than 6.

“AA Indemnitee Agent Party” as defined in Section 8.6(a).
“Accrued Interest Amount” means, as of any day, the aggregate amount of all accrued and unpaid interest on the Loans payable hereunder, assuming for this purpose that the LIBO Rate for each Class A Revolving Loan funded by a Class A Revolving Lender for each day since the most recent Interest Payment Date was equal to the rate per annum determined by the Paying Agent at approximately 11:00 a.m., London time, on such day by reference to the British Bankers’ Association Interest Settlement Rate (or any successor thereto) for deposits in dollars for a period of one month (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Paying Agent in its sole discretion) (the “Daily LIBOR Rate”) plus the amount, if any, by which the average of the LIBO Rates for such Class A Revolving Lender for each day during the three immediately preceding Interest Periods exceeded the average of the Daily LIBOR Rates on each day during such Interest Periods.
“ACH Agreement” has the meaning set forth in the Servicing Agreement.
“ACH Receivable” means each Receivable with respect to which the underlying Receivables Obligor has entered into an ACH Agreement.
“Act” as defined in Section 4.25.
“Adjusted EPOPB” means, as of any date of determination, the excess of (a) the Eligible Portfolio Outstanding Principal Balance as of such date over (b) the aggregate Excess Concentration Amounts as of such date.
“Adjusted Interest Collections” means, with respect to any Monthly Period, an amount equal to (a) the sum of (x) all Collections received during such Monthly Period that were not applied by the Servicer to reduce the Outstanding Principal Balance of the Pledged Receivables in accordance with the Servicing Agreement and (y) all Collections received during such Monthly Period that were recoveries with respect to Charged-Off Receivables (net of amounts, if any, retained by any third party collection agent) minus (b) the aggregate amount paid by Company on the related Interest Payment Date pursuant to clauses (a)(i), (a)(ii), (a)(iii), (a)(v), (a)(vi), (a)(ix), (a)(x), (b)(i), (b)(ii), (b)(iii), (b)(v), (b)(vi), (b)(vii) and (b)(viii) of Section 2.12, as applicable.
“Administrative Agent” as defined in the preamble hereto. The term “Administrative Agent” shall include, for all purposes of the Credit Documents, any successor Administrative Agent appointed pursuant to Section 8.7(a)(i) (including, for the avoidance of doubt and without limitation, any successor Administrative Agent appointed pursuant to the last sentence thereof).
“Adverse Effect” means, with respect to any action, that such action will (a) result in the occurrence of an Event of Default or (b) materially and adversely affect the amount or timing of payments to be made to the Lenders pursuant to this Agreement.
“Adverse Proceeding” means any non-frivolous action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Company or Holdings, threatened in writing against Company, Holdings, any Subsidiary thereof or any of their respective property.
“Affected Party” means any Lender, Deutsche Bank AG, New York Branch, in its individual capacity and in its capacity as Administrative Agent, Paying Agent and, with respect to each of the foregoing, the parent company or holding company that controls such Person.

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.
“Agent” means each of the Paying Agent, Syndication Agent, Administrative Agent, Collateral Agent, and Documentation Agent.
“Aggregate Amounts Due” as defined in Section 2.14.
“Agreement” means this Fifth Amended and Restated Credit Agreement, dated as of March 12, 2019, as it may be amended, supplemented or otherwise modified from time to time.
“Amendment and Restatement” as defined in the Recitals hereto.
“Amendment Effective Date” means the date of this Agreement.
“Amendment Effective Date Certificate” means an Amendment Effective Date Certificate substantially in the form of Exhibit F-1.
“Applicable Class A Advance Rate” means 80%.
“Applicable Class B Advance Rate” means the rate described in any Fee Letter between Company and such Class B Revolving Lender.
“Approved State” means each of the 50 United States of America and the District of Columbia; provided, however, that, in the event that the Administrative Agent determines in its Permitted Discretion to revoke the designation or restore a previously revoked designation of any jurisdiction as an “Approved State” due to a change in, or change in the interpretation of by any Governmental Authority, the regulations or law (including case law) relating to (i) the origination, administration, servicing or terms, including interest rates, of any loan made to a Receivables Obligor; (ii) the choice of law, or the enforceability of the choice of law, that governs a loan made to a Receivables Obligor; or (iii) the choice of venue or the choice of jurisdiction, or the enforceability of the choice of venue or the choice of jurisdiction, that governs a loan made to a Receivables Obligor, then so long as Administrative Agent has made the same determination with respect to all other similarly situated lenders, upon receipt by Company of notice thereof from the Administrative Agent, each such jurisdiction shall or shall no longer constitute an “Approved State”, as applicable.
“APR” means, with respect to any Receivable, the imputed interest rate that is calculated on the basis of the expected aggregate annualized rate of return (calculated inclusive of all interest and fees) of such Receivable over the life of such Receivable.
“Asset Purchase Agreement” means that certain Third Amended and Restated Asset Purchase Agreement dated as of the Amendment Effective Date, by and between Company, as Purchaser, and the Seller, as amended, modified or supplemented from time to time, whereby the Seller has agreed to sell and Company has agreed to purchase Eligible Receivables from time to time.
“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Holdings’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.
“Augmenting Lender” has the meaning set forth in Section 2.23.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, chief legal officer, treasurer, corporate secretary or controller (or, in each case, the equivalent thereof).
“Automatic LOC Payment Modification” means, with respect to any LOC Receivable, upon the occurrence of each Subsequent LOC Advance relating to such LOC Receivable, that the Payment obligations of the Receivable Obligor under such LOC Receivable are automatically reset and restructured together with all other advances made under the related OnDeck LOC (based on the aggregate outstanding principal balance of all such advances) so that, with respect to all such advances, from and after the date of the last such Subsequent LOC Advance, a single periodic payment amount is owed each week over the course of the applicable amortization period.
“Backup Servicer” means Portfolio Financial Servicing Company or any replacement thereof appointed pursuant to the Backup Servicing Agreement.
“Backup Servicing Agreement” means that certain Second Amended and Restated Backup Servicing Agreement, dated as of the Amendment Effective Date, among Company, the Servicer, the Administrative Agent and Backup Servicer, as it may be amended, modified or supplemented from time to time in accordance with Section 6.12, and any other agreement entered into from time to time among Company, the Servicer, the Administrative Agent and Backup Servicer with respect to the backup servicing and verification of the Eligible Receivables.
“Backup Servicing Fee” shall have the meaning attributed to such term in the Backup Servicing Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” means, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Prime Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day), (b) the Federal Funds Effective Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 0.50%, and (c) the LIBO Rate for such day plus 1.00%.

“Blocked Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
“Borrower Distribution” shall have the meaning set forth in Section 6.4.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C-2, executed by an Authorized Officer of Company and delivered to Administrative Agent, Collateral Agent, Paying Agent and each Lender, which sets forth the calculation of each of the Class A Borrowing Base and the Class B Borrowing Base, including a calculation of each component thereof.
“Borrowing Base Deficiency” means either a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency, as applicable.
“Borrowing Base Report” means a report substantially in the form of Exhibit C‑2, executed by an Authorized Officer of Company and delivered to Administrative Agent, Collateral Agent, Paying Agent and each Lender, which attaches a Borrowing Base Certificate.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Cash” means money, currency or a credit balance in any demand, securities account or deposit account; provided, however, that notwithstanding anything to the contrary contained herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of Holdings and its Subsidiaries.
“Cash Equivalents” means, as of any day, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such day; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such day and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P, at least P-1 from Moody’s or at least R-1 (middle) from DBRS, Inc.; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such day and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the

District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; (f) instruments owned by Holdings or any Subsidiary of Holdings that is not organized or formed in the United States or a state or territory thereof, that in either case are (i) comparable in credit quality and tenor to those referred to in clauses (a) through (e) above, (ii) customarily used by corporations for normal cash management purposes in a jurisdiction outside of the United States, and (iii) reasonably required in connection with any business conducted by Holdings or any such Subsidiary in such jurisdiction; and (g) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government.
“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit E.
“Change in Law” means the occurrence, after the Amendment Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule or regulation or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority.
“Change of Control” means, at any time, the Capital Stock of Holdings ceases to be publicly traded securities in the United States and listed on an exchange, as defined in the Exchange Act.
“Charged-Off Receivable” means, with respect to any date of determination, a Receivable which (i) consistent with the Underwriting Policies has or should have been written off the Company’s books as uncollectable or (ii) has a Missed Payment Factor of (x) with respect to Daily Pay Receivables, sixty (60) or higher or (y) with respect to Weekly Pay Receivables, twelve (12) or higher.
“Chattel Paper” means any “chattel paper”, as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by the Company.
“Class” means a class of Revolving Loans hereunder, designated Class A Revolving Loans or Class B Revolving Loans.
“Class A Applicable Margin” means with respect to each Class A Lender the “Class A Applicable Margin” described in the Fee Letter between Company and such Class A Lender.
“Class A Borrowing Base” means, as of any day, an amount equal to the lesser of:
(a)(i) the Applicable Class A Advance Rate multiplied by the Adjusted EPOPB at such time, plus (ii) the sum of (A) the aggregate amount of Collections in the Lockbox Account and the Collection Account to the extent such Collections and other funds have already been applied to reduce the Eligible Portfolio Outstanding Principal Balance and (B) the fair market value of all Permitted Investments held in the Collection Account on such day, minus (iii) 100% of the sum of the Accrued Interest Amount as of such day and the aggregate amount of all accrued and unpaid fees and expenses due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement; and

(b)the Class A Revolving Commitments on such day.

With respect to any calculation of the Class A Borrowing Base with respect to any Credit Date solely for the purpose of determining Class A Revolving Availability for a requested Class A Revolving Loan, the Class A Borrowing Base will be calculated on a pro forma basis giving effect to the Eligible Receivables to be purchased with the proceeds of such Loan. With respect to any calculation of the Class A Borrowing Base for any other purpose, the Class A Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Collateral Agent and the Administrative Agent, Paying Agent and each Lender with such adjustments as the Paying Agent identifies pursuant to Section 2.21.
“Class A Borrowing Base Deficiency” means, as of any day, the amount, if any, by which the Total Utilization of Class A Revolving Commitments exceeds the Class A Borrowing Base.
“Class A Indemnitee” means an Indemnitee who is a Class A Revolving Lender, an Affiliate of a Class A Revolving Lender or an officer, partner, director, trustee, employee or agent of a Class A Revolving Lender.
“Class A Revolving Availability” means, as of any date of determination, the amount, if any, by which the Class A Borrowing Base exceeds the Total Utilization of Class A Revolving Commitments.
“Class A Revolving Lender” means each financial institution listed on the signature pages hereto as a Class A Revolving Lender, and any other Person that becomes a party hereto as a Class A Lender pursuant to an Assignment Agreement.
“Class A Revolving Commitment” means the commitment of a Class A Revolving Lender to make or otherwise fund any Class A Revolving Loan and “Class A Commitments” means the commitments of all Class A Revolving Lenders. The amount of each Class A Revolving Lender’s Class A Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The Administrative Agent shall update Appendix A from time to time to reflect any changes in Class A Revolving Commitments. The aggregate amount of the Class A Revolving Commitments as of the Amendment Effective Date is $180,000,000.
“Class A Revolving Exposure” means, with respect to any Class A Revolving Lender as of any date of determination, (i) prior to the termination of the Class A Revolving Commitments, that Lender’s Class A Revolving Commitment; and (ii) after the termination of the Class A Revolving Commitments, the aggregate outstanding principal amount of the Class A Revolving Loans of that Lender.
“Class A Revolving Lender” means each financial institution listed on the signature pages hereto as a Class A Revolving Lender, and any other Person that becomes a party hereto as a Class A Revolving Lender pursuant to an Assignment Agreement.
“Class A Revolving Loan” means a Loan made by a Class A Revolving Lender to Company pursuant to Section 2.1.
“Class A Revolving Loan Note” means a promissory note in the form of Exhibit B-1 hereto, as it may be amended, supplemented or otherwise modified from time to time.
“Class B Agent” as defined in Section 8.1.

“Class B Applicable Margin” means with respect to each Class B Revolving Lender the “Class B Applicable Margin” described in any Fee Letter between Company and such Class B Revolving Lender.
“Class B Borrowing Base” means, as of any day, an amount equal to the lesser of:
(a)(i) the Applicable Class B Advance Rate multiplied by the Adjusted EPOPB at such time, plus (ii) the sum of (A) the aggregate amount of Collections in the Lockbox Account and the Collection Account to the extent such Collections and other funds have already been applied to reduce the Eligible Portfolio Outstanding Principal Balance and (B) the fair market value of all Permitted Investments held in the Collection Account on such day, minus (iii) 100% of the sum of the Accrued Interest Amount as of such day and the aggregate amount of all accrued and unpaid fees and expenses due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement, minus (iv) the aggregate outstanding principal amount of the Class A Revolving Loans as of such date; and

(b)the Class B Revolving Commitments on such day.

With respect to any calculation of the Class B Borrowing Base with respect to any Credit Date solely for the purpose of determining Class B Revolving Availability for a requested Class B Revolving Loan, the Class B Borrowing Base will be calculated on a pro forma basis giving effect to the Eligible Receivables to be purchased with the proceeds of such Loan. With respect to any calculation of the Class B Borrowing Base for any other purpose, the Class B Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Collateral Agent, the Administrative Agent, Paying Agent and each Lender, as adjusted to reflect any adjustments identified by the Paying Agent pursuant to Section 2.21.
“Class B Borrowing Base Deficiency” means, as of any day, the amount, if any, by which the Total Utilization of Class B Revolving Commitments exceeds the Class B Borrowing Base.
“Class B Indemnitee” means an Indemnitee who is a Class B Revolving Lender, an Affiliate of a Class B Revolving Lender or an officer, partner, director, trustee, employee or agent of a Class B Revolving Lender.
“Class B Revolving Availability” means, as of any date of determination, the amount, if any, by which the Class B Borrowing Base exceeds the Total Utilization of Class B Revolving Commitments.
“Class B Revolving Commitment” means the commitment of a Class B Revolving Lender to make or otherwise fund any Class B Revolving Loan and “Class B Revolving Commitments” means such commitments of all Class B Revolving Lenders in the aggregate. The amount of each Class B Revolving Lender’s Class B Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Class B Revolving Commitments as of the Amendment Effective Date is $0.
“Class B Revolving Exposure” means, with respect to any Class B Revolving Lender as of any date of determination, (i) prior to the termination of the Class B Revolving Commitments, that Lender’s Class B Revolving Commitment; and (ii) after the termination of the Class B Revolving Commitments, the aggregate outstanding principal amount of the Class B Revolving Loans of that Lender.

“Class B Revolving Lender” means each financial institution listed on the signature pages hereto as a Class B Revolving Lender, and any other Person that becomes a party hereto as a Class B Revolving Lender pursuant to an Assignment Agreement.
“Class B Revolving Loan” means a Loan made by a Class B Revolving Lender to Company pursuant to Section 2.1.
“Class B Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.
“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” as defined in the preamble hereto, and any successors or assigns thereto.
“Collateral Assignment” means that certain Collateral Assignment dated as of August 16, 2013 by Company for the benefit of the Collateral Agent on behalf of the Secured Parties.
“Collateral Documents” means the Security Agreement, the Control Agreements, the Collateral Assignment and all other instruments, documents and agreements delivered by, or on behalf or at the request of, Company or Holdings pursuant to this Agreement or any of the other Credit Documents, as the case may be, in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of Company as security for the Obligations or to protect or preserve the interests of Collateral Agent or the Secured Parties therein.
“Collateral Receipt and Exception Report” shall mean the “Trust Receipt” as defined in the Custodial Agreement.
“Collection Account” means a Securities Account with account number OD1301.1 at Deutsche Bank Trust Company Americas in the name of Company.
“Collections” means, with respect to each Pledged Receivable, any and all cash collections and other cash proceeds of such Pledged Receivable (whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment), including, without limitation, all prepayments, all overdue payments, all prepayment penalties and early termination penalties, all finance charges, if any, all amounts collected as interest, fees (including, without limitation, any servicing fees, any origination fees, any loan guaranty fees and, any platform fees), or charges for late payments with respect to such Pledged Receivable, all recoveries with respect to each Charged-Off Receivable (net of amounts, if any, retained by any third party collection agent), all investment proceeds and other investment earnings (net of losses and investment expenses) on Collections as a result of the investment thereof pursuant to Section 6.7, all proceeds of any sale, transfer or other disposition of any Pledged Receivable by Company and all deposits, payments or recoveries made in respect of any Pledged Receivable to any Controlled Account, or received by Company in respect of a Pledged Receivable, and all payments representing a disposition of any Pledged Receivable.
“Combined LOC OPB” means, as of any date with respect to each LOC Receivable acquired by Company, the aggregate unpaid principal balance of such LOC Receivable and all other LOC Receivables representing an advance under the related OnDeck LOC as set forth on the Servicer’s books and records as of the close of business on the immediately preceding Business Day (it being understood and agreed that the Servicer shall reflect all such LOC Receivables on its books and records as only one aggregate Receivable owed by the applicable Receivables Obligor).

“Company” as defined in the preamble hereto.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1.
“Compliance Review” as defined in Section 5.5(a).
“Consolidated Net Income” means, for any period, the greater of (x) $0, and (y) (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, plus (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.
“Consolidated Liquidity” means, as of any date of determination, an amount determined for Holdings and its Subsidiaries, on a consolidated basis, equal to the sum of (i) unrestricted Cash and Cash Equivalents of Holdings and its Subsidiaries, as of such date, plus, (ii) amounts (if any) in the Reserve Account as of such date, plus (iii) the sum of the Class A Revolving Availability and the Class B Revolving Availability as of such date of determination, plus (iv) the aggregate amount of all unused and available credit commitments under any credit facilities of Holdings and its Subsidiaries, as of such date; provided, as of such date, all of the conditions to funding such amounts under clause (iii) and (iv), as the case may be, have been fully satisfied (other than delivery of prior notice of funding and pre-funding notices, opinions and certificates that are reasonably capable of delivery as of such date) and no lender under such credit facilities shall have refused to make a loan or other advance thereunder at any time after a request for a loan was made thereunder.
“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, including all accrued and unpaid interest on the foregoing, provided, that accounts payable, accrued expenses, liabilities for leasehold improvements and deferred revenue of Holdings and its Subsidiaries shall not be included in any determination of Consolidated Total Debt.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control Agreements” means collectively, the Lockbox Account Control Agreement, the Securities Account Control Agreement and the Blocked Account Control Agreement.
“Controlled Account” means each of the Reserve Account, the Collection Account and the Lockbox Account, and the “Controlled Accounts” means all of such accounts.

“Controlled Account Bank” means Deutsche Bank Trust Company Americas, and its successors and assigns.
“Convertible Indebtedness” means any Indebtedness of Holdings that (a) is convertible to equity, including convertible preferred stock, (b) requires no payment of principal thereof or interest thereon and (c) is fully subordinated to all indebtedness for borrowed money of Holdings, as to right and time of payment and as to any other rights and remedies thereunder, including, an agreement on the part of the holders of such Indebtedness that the maturity of such Indebtedness cannot be accelerated prior to the maturity date of such indebtedness for borrowed money.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of this Agreement, the Revolving Loan Notes, if any, the Collateral Documents, the Fee Letter, the Asset Purchase Agreement, the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement, the Undertakings Agreement and all other documents, instruments or agreements executed and delivered by Company or Holdings for the benefit of any Agent or any Lender in connection herewith.
“Credit Document Amendments” as defined in Section 3.2(a).
“Credit Extension” means the making of a Loan.
“Custodial Agreement” mean the Amended and Restated Custodial Services Agreement, dated as of the Amendment Effective Date, by and between Company, Servicer, Custodian, Administrative Agent and Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time.
“Custodian” means Deutsche Bank Trust Company Americas, in its capacity as the provider of services under the Custodial Agreement, or any successor thereto in such capacity appointed in accordance with the Custodial Agreement, and approved by the Requisite Lenders.
“Daily Pay Receivable” means any Receivable for which a Payment is generally due on every business day.
“DBSI” as defined in the preamble hereto.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders of the applicable Class (calculated as if all Defaulting Lenders of such Class (other than such Defaulting Lender) had funded all of their respective Defaulted Loans of such Class) over the aggregate outstanding principal amount of all Loans of such Class of such Defaulting Lender.
“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, and ending on the earliest of the following dates: (i) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any payments of the Loans in accordance with the terms of this Agreement), and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
“Defaulted Loan” as defined in Section 2.18.
“Defaulting Lender” as defined in Section 2.18.
“Delinquent Receivable” means, as of any date of determination, any Receivable with a Missed Payment Factor of one (1) or higher as of such date.
“Delinquency Ratio” means, as of any Determination Date, the percentage equivalent of a fraction (a) the numerator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not Charged Off Receivables) that had a Missed Payment Factor of (x) with respect to Daily Pay Receivables, fifteen (15) or higher, or (y) with respect to Weekly Pay Receivables, three (3) or higher, in each case, as of such Determination Date, and (b) the denominator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not Charged Off Receivables) as of such Determination Date.
“Deposit Account” means a “deposit account” (as defined in the UCC), including a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Officer” means, with respect to Company, any Person with the title of Chief Executive Officer, Chief Financial Officer or Chief Legal Officer.
“Determination Date” means the last day of each Monthly Period.
“Direct Competitor” means (a) any Person engaged in the same or similar line of business as Holdings; provided that any such Person that both (i) has a market capitalization equal to or greater than $5 billion and (ii) is in the business of investing in commercial loans that generally have an original par amount in excess of $10,000,000, shall not be deemed a “Direct Competitor” under this clause (a), (b) each Person that is listed on the “List of Direct Competitors” provided to the Paying Agent by the Company on or prior to the Amendment Effective Date, as such list may be updated by the Company from time to time by written notice from the Company to the Paying Agent after the Amendment Effective Date (each Person described in this clause (a), a “Listed Competitor”), and (b) (i) any clearly identifiable Affiliate of any Listed Competitor on the basis of such Affiliate’s name or (ii) any Affiliate of any Listed Competitor which the Company, either before or after its receipt of notification of a proposed assignment to such Affiliate, has identified in writing to the Paying Agent as an Affiliate of a Listed Competitor, provided that Portfolio Financial Servicing Company shall not be deemed a Direct Competitor while it is the Backup Servicer.
“Document Checklist” shall have the meaning attributed to such term in the Custodial Agreement.
“Documentation Agent” as defined in the preamble hereto.

“Dollars” and the sign “$” mean the lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State or territory thereof or the District of Columbia.
“E-Sign Receivable” means any Receivable for which the signature or record of agreement of the Receivables Obligor is obtained through the use and capture of electronic signatures, click-through consents or other electronically recorded assents.
“Early Amortization Event” has the meaning set forth on Appendix E.
“Early Amortization Period” means the period beginning on the Early Amortization Start Date and ending on the Maturity Date.
“Early Amortization Start Date” means the first date upon which an Early Amortization Event occurs.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (i) any Lender or any Lender Affiliate (other than a natural person), and (ii) any other Person (other than a natural Person) approved by Company, so long as no Default or Event of Default has occurred and is continuing, and Administrative Agent (each such approval not to be unreasonably withheld, it being understood that any failure to approve any assignment to a Direct Competitor shall be deemed reasonable); provided, that (y) neither Holdings nor any Affiliate of Holdings shall, in any event, be an Eligible Assignee, and (z) no Direct Competitor shall be an Eligible Assignee so long as no Specified Event of Default has occurred and is continuing.
“Eligible Portfolio Outstanding Principal Balance” means, as of any date of determination, the sum of the Outstanding Principal Balance for all Eligible Receivables as of such date.
“Eligible Receivable” means a Receivable with respect to which the Eligibility Criteria are satisfied as of the applicable date of determination.
“Eligible Receivables Obligor” means a Receivables Obligor that satisfies the criteria specified in Appendix C hereto under the definition of “Eligible Receivables Obligor”, subject to any changes agreed to by each of the Requisite Class A Lenders, the Requisite Class B Revolving Lenders and Company from time to time after the Amendment Effective Date.

“Eligibility Criteria” means the criteria specified in Appendix C hereto under the definition of “Eligibility Criteria”, subject to any changes agreed to by each of the Requisite Class A Lenders, the Requisite Class B Revolving Lenders and Company from time to time after the Amendment Effective Date.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period, but only to the extent that such Person could be liable under the Internal Revenue Code or ERISA as a result of its relationship with such former ERISA Affiliate.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (viii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Securitization Regulation” means Regulation (EU) 2017/2402.
“EU Securitization Rules” means the EU Securitization Regulation, together with any relevant regulatory and/or implementing technical standards adopted by the European Commission in relation thereto, any relevant regulatory and/or implementing technical standards applicable in relation thereto pursuant to any transitional arrangements made pursuant to the EU Securitization Regulation, and, in each case, any relevant guidance published by the European Banking Authority, the European Securities and Markets Authority (or, in either case, any predecessor or successor authority) or by the European Commission.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Event of Default” means each of the events set forth in Section 7.1. For the avoidance of doubt, an Early Amortization Event shall not be deemed an Event of Default hereunder for any purpose unless such Early Amortization Event is one of the enumerated events set forth in Section 7.1.
“Excess Concentration Amounts” means the amounts set forth on Appendix D hereto.
“Excess Spread” means, with respect to any Determination Date for any Monthly Period, the product of (a) 12 times (b) the percentage equivalent of a fraction (i) the numerator of which is the excess, if any, of (x) the Adjusted Interest Collections for such Monthly Period over (y) the aggregate Outstanding Principal Balance of all Pledged Receivables that became Charged-Off Receivables during such Monthly Period and (ii) the denominator of which is the average daily Eligible Portfolio Outstanding Principal Balance for such Monthly Period.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Taxes” means, with respect to any Affected Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes with respect to such Affected Party, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Affected Party with respect to an applicable interest in a Revolving Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Affected Party became an Affected Party or (ii) such Affected Party changes its lending office, except in each case to the extent that, pursuant to Section 2.16(b), amounts with respect to such Taxes were payable either to such Affected Party’s assignor immediately before such Affected Party became an Affected Party or to such Affected Party immediately before it changed its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” as defined in the Recitals hereto.
“Existing Credit Documents” as defined in Section 1.4.
“Existing Obligations” as defined in Section 1.4.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), and any current or future regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” means the letter agreement dated as of the Amendment Effective Date between the Company and the Class A Revolving Lender party thereto.
“Financial Covenants” means the financial covenants set forth on Schedule 1.1 hereto.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or the equivalent thereof) of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and is the only Lien to which such Collateral is subject.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.
“Fourth Amendment Effective Date” means March 20, 2017.
“Fourth Highest Concentration State” means, on any date of determination, the state or territory of the United States (excluding the Highest Concentration State, the Second Highest Concentration State and the Third Highest Concentration State) in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.
“Funding Default” as defined in Section 2.18.
“Funding Account” has the meaning set forth in Section 2.11(a).
“Funding Notice” means a notice substantially in the form of Exhibit A‑1.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Highest Concentration Industry Code” means, on any date of determination, the Industry Code shared by Receivables Obligors of Eligible Receivables having the highest aggregate Outstanding Principal Balance.
“Highest Concentration State” means, on any date of determination, the state or territory of the United States in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Amendment Effective Date, the audited financial statements of Holdings and its Subsidiaries, for the Fiscal Year ended 2018, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, certified by the chief financial officer (or the equivalent thereof) of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.
“Holdings” means On Deck Capital, Inc., a Delaware corporation.
“Hot Backup Servicer Event” has the meaning set forth in the Backup Servicing Agreement.
“Hot Backup Servicer Event Cure” has the meaning set forth in the Backup Servicing Agreement.
“Increased‑Cost Lenders” as defined in Section 2.19.
“Increasing Lender” has the meaning set forth in Section 2.23.
“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith and any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected

(in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any Contractual Obligation (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any amounts not otherwise payable by Company under Section 2.16(b)(iii) but including the reasonable and documented fees and disbursements of one (1) counsel for Class A Indemnitees and one counsel for Class B Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents, any Related Agreement, or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)).
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Credit Document.
“Indemnitee” as defined in Section 9.3.
“Indemnitee Agent Party” as defined in Section 8.6(b).
“Independent Manager” as defined in Section 6.15.
“Industry Code” means, with respect to any Receivables Obligor of an Eligible Receivable, the North American Industry Classification System industry code under which the business of such Receivables Obligor has been classified by Holdings.
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Interest Payment Date” means the fifteenth calendar day after the end of each Monthly Period, and if such date is not a Business Day, the next succeeding Business Day.
“Interest Period” means an interest period (i) initially, commencing on and including the last “Interest Payment Date” (as defined in the Existing Credit Agreement) to occur under the Existing Credit Agreement and ending on and including the last day of the calendar month in which the Amendment Effective

Date occurs; and (ii) thereafter, commencing on and including the first day of each calendar month and ending on and excluding the first day of the immediately succeeding calendar month.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the beginning of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Investment” means (i) any direct or indirect purchase or other acquisition by Company of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Company to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write‑ups, write‑downs or write‑offs with respect to such Investment.
“Joinder Agreement” has the meaning set forth in Section 2.23.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Lender” means each Class A Revolving Lender and each Class B Revolving Lender.
“Lender Affiliate” means, as applied to any Lender or Agent, any Related Fund and any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Lender or Agent. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Leverage Ratio” means the ratio as of any day of (a) Consolidated Total Debt, excluding Subordinated Indebtedness and Convertible Indebtedness, as of such day, to (b) the sum of (i) Holdings’ total stockholders’ equity as of such day, (ii) Warrant Liability as of such day and (iii) the sum of Subordinated Indebtedness and Convertible Indebtedness as of such day.
“LIBO Rate” means, for any Revolving Loan (or portion thereof) for any Interest Period, the rate per annum determined by the Administrative Agent, in each case at approximately 11:00 a.m., London time, on the applicable Interest Rate Determination Date by reference to the ICE Benchmark Administration Limited London interbank offered rate per annum for deposits in Dollars for a period equal to one month (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent in its sole discretion); provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate per annum (rounded upward to the nearest 1/16th of 1%) listed in The Wall Street Journal, “Money Rates” table at or about 10:00 a.m., New York City time, on the applicable

Interest Rate Determination Date (or, if no such rate is listed on the applicable Interest Rate Determination Date, the LIBO Rate as of the last Interest Rate Determination Date that the Administrative Agent was able to determine the LIBO Rate). If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, including, without limitation, because the LIBO Rate is not available or published on a current basis, then the Administrative Agent and the Company shall endeavor in good faith to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.5, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Requisite Lenders stating that such Lenders object to such amendment. If the Administrative Agent gives written notice to the Lenders and the Company to the effect that adequate and reasonable means do not exist for ascertaining the LIBO Rate or that the that the London interbank offered rate has been permanently discontinued (a “LIBO Notice”), then “LIBO Rate” then shall mean:
(i)from the earlier of the date on which such LIBO Notice is delivered and until the earlier of (A) the sixtieth day following the date of such LIBO Notice and (B) the date of establishing an alternative rate of interest to the LIBO Rate in accordance with the preceding two sentences, the LIBO Rate as of the last Interest Rate Determination Date that the Administrative Agent was able to determine LIBO Rate; and

(ii)from the sixty-first day following the date of such LIBO Notice until the date of establishing an alternative rate of interest to the LIBO Rate as contemplated by the preceding two sentences, the Base Rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Original Closing Date, as it may be amended, restated or otherwise modified from time to time in accordance with Section 6.16.
“Loan” means a Revolving Loan.
“LOC Credit Limit” means with respect to an OnDeck LOC, the “Credit Limit” as defined in the corresponding Receivable Agreement.
“LOC Receivable” means a Receivable acquired by the Company representing an advance under an OnDeck LOC offered to the related Receivables Obligor, it being understood and agreed that Payments thereunder are subject to Automatic LOC Payment Modifications in accordance with the terms of the applicable Receivable Agreement upon the occurrence of a Subsequent LOC Advance under such OnDeck LOC.

“Lockbox Account” means a Deposit Account with account number 1830012203 at MB Financial Bank, N.A. in the name of Company.
“Lockbox Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
“Lockbox System” as defined in Section 2.11(c).
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Master Record” as defined in the Custodial Agreement.
“Material Adverse Effect” means a material adverse effect on: (i) the business, assets, financial condition or results of operations of Company or Holdings; (ii) the ability of Company to pay any material Obligations or Company or Holdings to fully and timely perform, in any material respect, its obligations under any Credit Document; (iii) the validity or enforceability against Company or Holdings of any Credit Document to which it is a party; or (iv) the existence, perfection, priority or enforceability of any security interest in a material amount of the Pledged Receivables, taken as a whole.
“Material Contract” means any contract or other arrangement to which Company is a party (other than the Credit Documents or the Related Agreements) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Modification” means, with respect to any Receivable, a reduction in the interest rate, an extension of the term, a reduction in, or change in frequency of, any required Payment or extension of a Payment Date (other than a temporary hold or temporary modification made in accordance with the Underwriting Policies) or a reduction in the Outstanding Principal Balance, provided that with respect to any LOC Receivable, none of the following modifications shall be deemed to be a Material Modification hereunder: (i) an Automatic LOC Payment Modification, (ii) changes to the “credit limit”, the “applicable APR” or the “applicable amortization period” set forth in the applicable Receivable Agreement, or (iii) changes to the applicable Receivable Agreement consistent with the changes reflected in a successor form of Receivable Agreement approved in accordance with Section 6.17.
“Materials” as defined in Section 5.5(a).
“Maturity Date” means the earlier of (i) the date that is twelve (12) months after the Early Amortization Start Date, (ii) the date that is twelve (12) months after the 2d Anniversary Date, and (iii) the date of the termination of the Commitments pursuant to Section 7.1.
“Maximum Upfront Fee” means, with respect to each Receivable, the greater of (a) $695 and (b) 5.0% of the original aggregate unpaid principal balance of such Receivable.
“Minimum Retained Membership Interest” has the meaning assigned to such term in Section 5.10(a).
“Minimum Sole Proprietorship Ratio Event” means (i) the Three-Month Sole Proprietorship Ratio determined as of a Determination Date occurring in the last month of any Fiscal Quarter is less than 5%, and (ii) the Three-Month Sole Proprietorship Ratio determined as of the Determination Date occurring in the immediately succeeding month is less than 5%.

“Missed Payment Factor” means, in respect of any Receivable, an amount equal to the sum of (a) the amount equal to (i) the total past due amount of Payments in respect of such Receivable, divided by (ii) the required periodic Payment in respect of such Receivable as set forth in the related Receivable Agreement, determined without giving effect to any temporary modifications of such required periodic Payment then applicable to such Receivable, and (b) the number of Payment Dates, if any, past the Receivable maturity date on which a Payment was due but not received.
“Monthly Period” means the period from and including the first day of a calendar month to and including the last day of such calendar month.
“Monthly Reporting Date” means the third Business Day prior to each Interest Payment Date.
“Monthly Servicing Report” shall have the meaning attributed to such term in the Servicing Agreement.
“Moody’s” means Moody’s Investor Services, Inc.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“NAIC” means The National Association of Insurance Commissioners and any successor thereto.
“Net Asset Sale Proceeds” means, with respect to any Permitted Asset Sale, an amount equal to: (i) Cash payments received by, or on behalf of, Company from such Permitted Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Permitted Asset Sale to the extent paid or payable to non-Affiliates, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Permitted Asset Sale during the tax period the sale occurs and (b) a reasonable reserve for any recourse for a breach of the representations and warranties made by Company to the purchaser in connection with such Permitted Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.
“Net Cash Proceeds” shall mean with respect to any equity issuance, the cash proceeds thereof, net of all taxes and reasonable investment banker’s fees, underwriting discounts or commissions, reasonable legal fees and other reasonable costs and other expenses incurred in connection therewith.
“Non-Consenting Lender” as defined in Section 2.19.
“Non‑US Lender” as defined in Section 2.16(e)(i).
“Obligations” means all obligations of every nature of Company from time to time owed to the Agents (including former Agents), the Lenders or any of them, in each case under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on any Obligation, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
“OnDeck LOC” means the “Line of Credit (LOC)” product as described in the Underwriting Policies.

“One Year Equivalent” means, (i) for a Term Receivable that is a Daily Pay Receivable, 252 scheduled loan payments, (ii) for a Term Receivable that is a Weekly Pay Receivable, 52 scheduled loan payments and (iii) for a LOC Receivable, an “applicable amortization period” set forth in the respective Receivable Agreement of 52 full weeks following the date of the last advance made thereunder.
“One and Half Year Equivalent” means, (i) for a Term Receivable that is a Daily Pay Receivable, 378 scheduled loan payments, (ii) for a Term Receivable that is a Weekly Pay Receivable, 78 scheduled loan payments and (iii) for a LOC Receivable, an “applicable amortization period” set forth in the respective Receivable Agreement of 78 full weeks following the date of the last advance made thereunder.
“On Deck Score” means that numerical value that represents Holdings’ evaluation of the creditworthiness of a business and its likelihood of default on a commercial loan or other similar credit arrangement generated by “version 5” of the proprietary methodology developed and maintained by Holdings, as such methodology is applied in accordance with the other aspects of the Underwriting Policies, and as such methodology and other aspects of the Underwriting Policies may be revised and updated from time to time in accordance with Section 6.16.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended, including, in the case of Company, the Limited Liability Company Agreement. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Original Closing Date” means August 16, 2013.
“Original Credit Agreement” means that certain Credit Agreement, dated as of the Original Closing Date (as amended by that certain First Amendment thereto dated as of November 14, 2013, that certain Second Amendment thereto dated as of April 7, 2014 and that certain Third Amendment thereto dated as of July 2, 2014), by and among the Company, the Lenders party hereto, the Administrative Agent, the Collateral Agent, the Paying Agent, DBSI, the Syndication Agent and the Documentation Agent.
“Other Connection Taxes” means, with respect to any Affected Party, Taxes imposed as a result of a present or former connection between such Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Revolving Loan or Credit Document).
“Outstanding Principal Balance” means, (i) as of any date with respect to any Term Receivable, the unpaid principal balance of such Receivable as set forth on the Servicer’s books and records as of the close of business on the immediately preceding Business Day, and (ii) as of any date with respect to any LOC Receivable, the Combined LOC OPB of such LOC Receivable (without duplication); provided, however, that the Outstanding Principal Balance of any Pledged Receivable that has become a Charged-Off Receivable will be zero.

“Participant Register” as defined in Section 9.6(h).
“Paying Agent” as defined in the preamble hereto, and any successors or permitted assigns thereto.
“Payment” means, with respect to any Receivable, the required scheduled loan payment in respect of such Receivable, as set forth in the applicable Receivable Agreement.
“Payment Dates” means, with respect to any Receivable, the date a payment is due in accordance with the Receivable Agreement with respect to such Receivable as in effect as of the date of determination.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA.
“Permitted Asset Sale” means so long as all Net Asset Sale Proceeds are contemporaneously remitted to the Collection Account, (a) the sale by Company of Receivables to Holdings pursuant to any repurchase option or obligations of Holdings under the Asset Purchase Agreement, (b) the sale by the Servicer on behalf of Company of Charged-Off Receivables to any third party in accordance with the Servicing Standard, provided, that such sales are made without representation, warranty or recourse of any kind by Company (other than customary representations regarding title and absence of liens on the Charged-Off Receivables, and the status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale), (c) the sale by Company of Receivables (x) to Holdings who immediately thereafter sells such Receivables to a special-purpose Subsidiary of Holdings or (y) directly to a special-purpose Subsidiary of Holdings, in either case in connection with (i) a term securitization transaction involving the issuance of securities rated at least investment grade by one or more nationally recognized statistical rating organizations and such Receivables and special-purpose Subsidiary or (ii) a financing transaction involving such Receivables and special-purpose Subsidiary so long as, in either case, (A) the amount received by Company therefor and deposited into the Collection Account is no less than the aggregate Outstanding Principal Balances of such Receivables, (B) such sale is made without representation, warranty or recourse of any kind by Company (other than customary representations regarding title, absence of liens on such Receivables, status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale), (C) the manner in which such Receivables were selected by Company is not reasonably expected to adversely affect the Lenders, and (D) the agreement pursuant to which such Receivables were sold to Holdings or such special-purpose Subsidiary, as the case may be, contains an obligation on the part of Holdings or such special-purpose Subsidiary to not file or join in filing any involuntary bankruptcy petition against Company prior to the end of the period that is one year and one day after the payment in full of all Obligations of Company under this Agreement and not to cooperate with or encourage others to file involuntary bankruptcy petitions against Company during the same period, and (d) the sale by Company of Receivables with the written consent of the Administrative Agent, the Requisite Class A Lenders and the Requisite Class B Revolving Lenders.
“Permitted Discretion” means, with respect to any Person, a determination or judgment made by such Person in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.
“Permitted Investments” means the following, subject to qualifications hereinafter set forth: (i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America; (ii) federal funds, unsecured certificates of deposit and time deposits of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the rating agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Moody’s and S&P; (iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC); (iv) only to the extent permitted by Rule 3a-7 under the Investment Company Act of 1940, investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii) above that are rated in the highest rating category by Moody’s or S&P; and (v) such other investments as to which the Administrative Agent consent in its sole discretion. Each of the Permitted Investments may be purchased by the Paying Agent or Collateral Agent through an affiliate of the Paying Agent or Collateral Agent.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other rating agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
“Permitted Liens” means Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Pledged Receivables” shall have the meaning attributed to such term in the Servicing Agreement.
“Portfolio Performance Covenant” means the portfolio performance covenants specified in Appendix E.
“Portfolio Weighted Average Receivable Yield” means as of any date of determination, the quotient, expressed as a percentage, obtained by dividing (a) the sum, for all Eligible Receivables, of the product of (i) the Receivable Yield for each such Receivable multiplied by (ii) the Outstanding Principal Balance of such Receivable as of such date, by (b) the Eligible Portfolio Outstanding Principal Balance as of such date.
“Prime Rate” means, as of any day, the rate of interest per annum equal to the prime rate publicly announced by the majority of the eleven largest commercial banks chartered under United States Federal or State banking law as its prime rate (or similar base rate) in effect at its principal office. The determination of such eleven largest commercial banks shall be based upon deposits as of the prior year-end, as reported in the American Banker or such other source as may be reasonably selected by the Paying Agent.
“Principal Office” means, for Administrative Agent, Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as Administrative Agent may from time to time designate in writing to Company and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 60 Wall Street, 3rd Floor, New York, New York 10005 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Company and each Lender).
“Pro Rata Share” means with respect to (i) any Class A Revolving Lender, the percentage obtained by dividing (a) the Class A Revolving Exposure of that Lender by (b) the aggregate Class A Revolving Exposure of all Lenders, and (ii) any Class B Revolving Lender, the percentage obtained by dividing (a) the Class B Revolving Exposure of that Lender by (b) the aggregate Class B Revolving Exposure of all Lenders.
“Re-Aged” means returning a delinquent account to current status without collecting the total amount of principal, interest, and fees that are contractually due (provided that any Receivable subject to a Material Modification in accordance with the Underwriting Policies shall not be considered Re-Aged).
“Receivable Agreements” means (i) with respect to any Term Receivable, a Business Loan and Security Agreement, a Business Loan and Security Agreement Supplement or Loan Summary, the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit), in each case, in substantially the form provided to the Administrative Agent on or prior to the Amendment Effective Date and as may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement and the other documents related thereto to which the applicable Receivables Obligor is a party, and (ii) with respect to any LOC Receivable, a Business Line of Credit Agreement, a Business Line of Credit Agreement Supplement, the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit), in each case, in substantially the form provided to the Administrative Agent on or prior to the Amendment Effective Date and as may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement, and the other documents related thereto to which the applicable Receivables Obligor is a party.
“Receivable File” means, with respect to any Receivable, (i) copies of each applicable document listed in the definition of “Receivable Agreements,” (ii) with respect to any Term Receivable, the UCC financing statement, if any, filed against the Receivables Obligor in connection with the origination of such Term Receivable and (iii) copies of each of the documents required by, and listed in, the Document Checklist attached to the Custodial Agreement, each of which may be in electronic form.
“Receivable” means any (i) loan or similar contract or (ii) “payment intangible” (as defined in the UCC) representing a fully disbursed portion of an OnDeck LOC, in each case, with a Receivables Obligor pursuant to which Holdings or the Receivables Account Bank extends credit to such Receivables Obligor including all rights under any and all security documents or supporting obligations related thereto, including the applicable Receivable Agreements.
“Receivable Yield” means, with respect to any Receivable, the imputed interest rate that is calculated on the basis of the expected aggregate annualized rate of return (calculated inclusive of all interest and fees (other than any Upfront Fees)) of such Receivable over the life of such Receivable.
Such calculation shall assume:

 (a)       52 Payment Dates per annum, for Weekly Pay Receivables; and
(b)    252 Payment Dates per annum, for Daily Pay Receivables.
“Receivables Account Bank” means, with respect to any Receivables, (i) Celtic Bank, a Utah chartered industrial bank, and (ii) any other institution that (a) is organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities and that originates and owns Receivables for Holdings pursuant to a Receivables Program Agreement, and (b) has been approved by the Administrative Agent in its Permitted Discretion as an originator for purposes of this Agreement.
“Receivables Guarantor” means with respect to any Receivables Obligor, (a) each holder of the Capital Stock (or equivalent ownership or beneficial interest) of such Receivables Obligor in the case of a Receivables Obligor which is a corporation, partnership, limited liability company, trust or equivalent entity, who has agreed to unconditionally guarantee all of the obligations of the related Receivables Obligor under the related Receivable Agreements or (b) the natural person operating as the Receivables Obligor, if the Receivables Obligor is a sole proprietor.
“Receivables Obligor” means with respect to any Receivable, the Person or Persons obligated to make payments with respect to such Receivable, excluding any Receivables Guarantor referred to in clause (a) of the definition of “Receivables Guarantor.”
“Receivables Program Agreement” means (i) that certain Amended and Restated Business Loan Marketing, Servicing and Purchase Agreement, dated as of September 30, 2016, between Holdings and Celtic Bank Corporation, a Utah industrial bank (as amended, modified or supplemented from time to time), and (ii) any other agreement between Holdings and a Receivables Account Bank pursuant to which Holdings may refer applicants for small business loans conforming to the Underwriting Policies to such Receivables Account Bank and such Receivables Account Bank has the discretion to fund or not fund a loan to such applicant based on its own evaluation of such applicant and containing those provisions as are reasonably necessary to ensure that the transfer of small business loans by such Receivables Account Bank to Holdings thereunder are treated as absolute sales (as amended, modified or supplemented from time to time with the consent of the Requisite Lenders to the extent required pursuant to Section 6.16).
“Register” as defined in Section 2.4(b).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Related Agreements” means, collectively the Organizational Documents of Company and each Receivables Program Agreement.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Security” shall have the meaning attributed to such term in the Asset Purchase Agreement.
“Replacement Lender” as defined in Section 2.19.

“Requirements of Law” means as to any Person, any law (statutory or common), treaty, rule, ordinance, order, judgment, Governmental Authorization, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
“Requisite Class A Lenders” means one or more Class A Revolving Lenders having or holding Class A Revolving Exposure and representing at least 50% of the sum of the aggregate Class A Revolving Exposure of all Class A Revolving Lenders.
“Requisite Class B Revolving Lenders” means one or more Class B Revolving Lenders having or holding Class B Revolving Exposure and representing at least 50% of the sum of the aggregate Class B Revolving Exposure of all Class B Revolving Lenders.
“Requisite Lenders” means (a) until the Revolving Commitment Termination Date shall have occurred and all Class A Revolving Loans and all other Obligations owing to the Class A Revolving Lenders have been paid in full in cash, the Requisite Class A Lenders and (b) thereafter, the Requisite Class B Revolving Lenders.
“Reserve Account” means a Deposit Account with account number 01419647 maintained with the Controlled Account Bank in the name of Company.
“Reserve Account Funding Amount” means, on any day during the Revolving Commitment Period, the excess, if any, of (a) the Reserve Account Funding Requirement as of such day, over (b) the amount then on deposit in the Reserve Account.
“Reserve Account Funding Requirement” means, on any day, the product of (i) 50 basis points and (ii) the Total Utilization of Class A Revolving Commitments as of such day.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company now or hereafter outstanding.
“Retained Interest” has the meaning assigned to such term in Section 5.10.
“Revolving Availability” means Class A Revolving Availability or Class B Revolving Availability, as applicable.
“Revolving Commitment” means a Class A Revolving Commitment or Class B Revolving Commitment, as applicable.
“Revolving Commitment Period” means the period from the Original Closing Date to but excluding the Revolving Commitment Termination Date or such other date as requested by Company and agreed to by the Requisite Class A Lenders and the Requisite Class B Revolving Lenders, in their sole discretion.
“Revolving Commitment Termination Date” means the earliest to occur of (i) the date that is the 2d Anniversary Date; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.9(b); (iii) the date of the termination of the Revolving Commitments pursuant to Section 7.1; and (iv) the first day of any Early Amortization Period.
“Revolving Exposure” means, (a) with respect to any Class A Revolving Lender as of any date of determination, such Class A Lender’s Class A Revolving Exposure and (b) with respect to any Class B Revolving Lender as of any date of determination, such Class B Revolving Lender’s Class B Revolving Exposure.
“Revolving Loan” means a Class A Revolving Loan or a Class B Revolving Loan, as applicable.
“Revolving Loan Note” means Class A Revolving Loan Note or a Class B Revolving Loan Note as applicable.
“S&P” means S&P Global Ratings, and its permitted successors and assigns.
“SEC” means the Securities and Exchange Commission.
“Second Highest Concentration State” means, on any date of determination, the state or territory of the United States (excluding the Highest Concentration State) in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.
“Secured Parties” shall have the meaning attributed to such term in the Security Agreement.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” means a “securities account” (as defined in the UCC).
“Securities Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means that certain Security Agreement dated as of the Original Closing Date between Company and the Collateral Agent, as it may be amended, restated or otherwise modified from time to time.
“Seller” has the meaning set forth in the Asset Purchase Agreement.
“Servicer” means Holdings, in its capacity as the “Servicer” under the Servicing Agreement, and, after any removal or resignation of Holdings as the “Servicer” in accordance with the Servicing Agreement, any Successor Servicer.

“Servicer Default” shall have the meaning attributed to such term in the Servicing Agreement.
“Servicing Agreement” means that certain Third Amended and Restated Servicing Agreement dated as of the Amendment Effective Date between Company, Holdings and the Administrative Agent, as it may be amended, restated or otherwise modified from time to time, and, after the appointment of any Successor Servicer, the Successor Servicing Agreement to which such Successor Servicer is a party, as it may be amended, restated or otherwise modified from time to time.
“Servicing Fees” shall have the meaning attributed to such term in the Servicing Agreement; provided, however that, after the appointment of any Successor Servicer, the Servicing Fees shall mean the Successor Servicer Fees payable to such Successor Servicer.
“Servicing Reports” means the Servicing Reports delivered pursuant to the Servicing Agreement, including the Monthly Servicing Report.
“Servicing Standard” shall have the meaning attributed to such term in the Servicing Agreement.
“Sole Proprietorship Ratio” means, as of any Determination Date, the percentage equivalent of a fraction equal to (1) the aggregate Outstanding Principal Balance of all Eligible Receivables that are owed by Receivables Obligors which are sole proprietorships or partnerships over (2) the Outstanding Principal Balance of all Eligible Receivables.
“Solvent” means, with respect to Company or Holdings, that as of the date of determination, both (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on such date; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such entity is “solvent” within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Event of Default” means any Event of Default occurring under Sections 7.1(a), (f), (g), (h), (j), (m) or (n).
“Subordinated Indebtedness” means any Indebtedness of Holdings that is fully subordinated to all senior indebtedness for borrowed money of Holdings, as to right and time of payment and as to any other rights and remedies thereunder, including, an agreement on the part of the holders of such Indebtedness that the maturity of such Indebtedness cannot be accelerated prior to the maturity date of such senior indebtedness for borrowed money.
“Subsequent LOC Advance” means, with respect to any LOC Receivable relating to a particular OnDeck LOC offered to the related Receivables Obligor, an additional LOC Receivable representing a subsequent advance under such OnDeck LOC.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Successor Servicer” shall have the meaning attributed to such term in the Servicing Agreement.
“Successor Servicing Agreement” shall have the meaning attributed to such term in the Servicing Agreement.
“Successor Servicer Fees” means the servicing fees and expenses payable to a Successor Servicer pursuant to a Successor Servicing Agreement.
“Syndication Agent” as defined in the preamble hereto.
“Tangible Net Worth” means, as of any day, the total of (a) Holdings’ total stockholders’ equity, minus (b) all Intangible Assets of Holdings, minus (c) all amounts due to Holdings from its Affiliates, plus (d) any Convertible Indebtedness, plus (e) any Warrant Liability.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.
“Term Receivable” means a Receivable that is not a LOC Receivable.
“Terminated Lender” as defined in Section 2.19.
“Termination Date” means the date on, and as of, which (a) all Loans have been repaid in full in cash, (b) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents have been paid in full in cash or otherwise completely discharged, and (c) the Revolving Commitment Termination Date shall have occurred.
“Third Amendment Effective Date” means June 17, 2016.
“Third Highest Concentration State” means, on any date of determination, the state or territory of the United States (excluding the Highest Concentration State and the Second Highest Concentration State) in which Receivables Obligors of Eligible Receivables were located as of the date of origination of such Receivables which has, in the aggregate as of such date of determination, the highest aggregate Outstanding Principal Balance as compared to all other such states and territories.
“Three-Month Average Delinquency Ratio” means, on any Interest Payment Date, the average of the Delinquency Ratios as of the three Determination Dates immediately preceding such Interest Payment Date.
“Three-Month Sole Proprietorship Ratio” means, as of any Determination Date, the average of the Sole Proprietorship Ratio as of such date and the two immediately preceding Determination Dates.

“Three-Month Weighted Average Excess Spread” means, on any Interest Payment Date, the average of the Excess Spreads as of the three Determination Dates immediately preceding such Interest Payment Date.
“Total Utilization of All Revolving Commitments” means, as at any date of determination, the sum of the Total Utilization of Class A Revolving Commitments and the Total Utilization of Class B Revolving Commitments.
“Total Utilization of Class A Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Class A Revolving Loans.
“Total Utilization of Class B Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Class B Revolving Loans.
“Transaction Costs” means the fees, costs and expenses payable by Holdings or Company on or within ninety (90) days after the Amendment Effective Date in connection with the transactions contemplated by the Credit Document Amendments.
“Transfer Date” has the meaning assigned to such term in the Asset Purchase Agreement.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UCC Agent” means Corporation Service Company, a Delaware corporation, in its capacity as agent for Holdings or other entity or entities providing secured party representation services for Holdings from time to time.
“Undertakings Agreement” means that certain agreement, dated as of the Fourth Amendment Effective Date, by and among Holdings, the Company, the lenders party thereto, the Paying Agent and the Administrative Agent.
“Underwriting Policies” means the credit policies and procedures of Holdings, including the underwriting guidelines and OnDeck Score methodology, and the collection policies and procedures of Holdings, in each case in effect as of the Amendment Effective Date and substantially in the form provided to the Administrative Agent on or prior to the Amendment Effective Date, as such policies, procedures, guidelines and methodologies may be amended from time to time in accordance with Section 6.16.
“Upfront Fees” means, with respect to any Receivable, the sum of any fees charged by Holdings or the Receivables Account Bank, as the case may be, to a Receivables Obligor in connection with the disbursement of a loan, as set forth in the Receivables Agreement related to such Receivable, which are deducted from the initial amount disbursed to such Receivables Obligor, including the “Origination Fee” set forth on the applicable Receivable Agreement.
“Warrant Liability” means, as of any day, the aggregate stated balance sheet fair value of all outstanding warrants exercisable for redeemable convertible preferred shares of Holdings determined in accordance with GAAP.
“Weekly Pay Receivable” means any Receivable for which a Payment is generally due once per week (and, for the avoidance of doubt, each LOC Receivable shall be considered a Weekly Pay Receivable hereunder).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a) and Section 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Company, the Requisite Lenders or the Administrative Agent shall so request, the Administrative Agent, the Administrative Agent, the Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP and accounting principles and policies in conformity with those used to prepare the Historical Financial Statements and (b) Company shall provide to the Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. If Administrative Agent, Company and the Administrative Agent cannot agree upon the required amendments within thirty (30) days following the date of implementation of any applicable change in GAAP, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Credit Documents shall be prepared, delivered and made without regard to the underlying change in GAAP. For the avoidance of doubt, any lease that would be characterized as an operating lease in accordance with GAAP as of December 31, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease) for purposes of this Agreement regardless of any change in GAAP following December 31, 2018 that would otherwise require such lease to be recharacterized (on a prospective or retroactive basis or otherwise) as a Capital Lease or reflected as Indebtedness hereunder.

1.3    Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

1.4    Amendment and Restatement. In order to facilitate the Amendment and Restatement:

(a)Each of the parties hereto hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated to the extent provided by this Agreement.

(b)All of the “Obligations” (as defined in the Existing Credit Agreement, the “Existing Obligations”) outstanding under the Existing Credit Agreement and other “Credit Documents” (as defined in the Existing Credit Agreement, the “Existing Credit Documents”) shall continue as

Obligations hereunder to the extent not repaid on the Amendment Effective Date, and this Agreement is given as a substitution of and modification of, to the extent provided herein, and not as a payment of or novation of, the indebtedness, liabilities and Existing Obligations of the Company under the Existing Credit Agreement, and neither the execution and delivery of this Agreement nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation or rescission of the Existing Credit Agreement or any obligations hereunder.

SECTION 2.    LOANS

2.1    Revolving Loans.

(a)Revolving Commitments.

(i)During the Revolving Commitment Period, subject to the terms and conditions hereof, including, without limitation delivery of an updated Borrowing Base Certificate and Borrowing Base Report pursuant to Section 3.3(a)(i), each Class A Revolving Lender severally agrees to make Class A Revolving Loans to Company from time to time in an aggregate amount outstanding up to but not exceeding such Class A Lender’s aggregate Class A Revolving Commitments, provided that no Class A Revolving Lender shall make any such Class A Revolving Loan or portion thereof to the extent that, after giving effect to such Class A Revolving Loan:

(a)the Total Utilization of Class A Revolving Commitments exceeds the Class A Borrowing Base;

(b)the aggregate outstanding principal amount of the Class A Revolving Loans shall exceed the aggregate Class A Revolving Commitments.

(ii)During the Revolving Commitment Period, subject to the terms and conditions hereof, including, without limitation delivery of an updated Borrowing Base Certificate and Borrowing Base Report pursuant to Section 3.3(a)(i), each Class B Revolving Lender shall make Class B Revolving Loans to Company in an aggregate amount up to but not exceeding such Lender’s Class B Revolving Commitment; provided, that no Class B Revolving Lender shall make any such Class B Revolving Loan or portion thereof to the extent that, after giving effect to such Class B Revolving Loan:

(a)the Total Utilization of Class B Revolving Commitments exceeds the Class B Borrowing Base; or

(b)the aggregate outstanding principal amount of the Class B Revolving Loans funded by such Class B Revolving Lender hereunder shall exceed its Class B Revolving Commitment.

(b)Amounts borrowed pursuant to Section 2.1(a) may be repaid and reborrowed during the Revolving Commitment Period, and any repayment of the Loans (other than (i) pursuant to Section 2.10 (which circumstance shall be governed by Section 2.10), (ii) on any Interest Payment Date upon which no Event of Default has occurred and is continuing (which circumstances shall be governed by Section 2.12(a)) or (iii) on a date during the Early Amortization Period or upon which an Event of Default has occurred and is continuing (which circumstance shall be governed by Section 2.12(b))) shall be applied as directed by Company, provided, that each repayment of the Class B Revolving Loans shall be in a minimum amount of

$100,000. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than the Maturity Date. For the avoidance of doubt, the Company may also at any time or from time to time during any Early Amortization Period or any time after the 2d Anniversary Date, voluntarily prepay the Loans in whole or in part.

(c)Borrowing Mechanics for Revolving Loans.

(i)Class A Revolving Loans shall be made in an aggregate minimum amount of $250,000, and Class B Revolving Loans shall be made in an aggregate minimum amount of $50,000.

(ii)Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent, each Class A Revolving Lender, the Class B Agent, the Custodian and the Paying Agent a fully executed and delivered Funding Notice no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date. Each Funding Notice shall be delivered with a Borrowing Base Certificate reflecting sufficient Class A Revolving Availability and Class B Revolving Availability, as applicable, for the requested Revolving Loans and a Borrowing Base Report.

(iii)Each Lender shall make the amount of its Revolving Loan available to the Paying Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, and the Paying Agent shall remit such funds to the Company not later than 3:00 p.m. (New York City time) by wire transfer of same day funds in Dollars to the account of Company designated in the related Funding Notice.

(iv)Company may borrow Class A Revolving Loans pursuant to this Section 2.1, purchase Eligible Receivables pursuant to Section 2.11(c)(vii)(C) and/or repay Revolving Loans pursuant to Section 2.11(c)(vii)(B) no more than three times a week. Company may borrow Class B Revolving Loans pursuant to this Section 2.1 no more than three times a week.

(d)Deemed Requests for Revolving Loans to Pay Required Payments. All payments of principal, interest, fees and other amounts payable to Lenders of any Class under this Agreement or any Credit Document and any required fundings into the Reserve Account may be paid from the proceeds of Revolving Loans of such Class, made pursuant to a Funding Notice from Company pursuant to Section 2.1(c).

2.2    Pro Rata Shares. All Loans of each Class shall be made by Class A Revolving Lenders or Class B Revolving Lenders, as applicable, simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

2.3    Use of Proceeds. The proceeds of the Loans made hereunder shall be applied by Company to (a) finance the acquisition of Eligible Receivables from Holdings pursuant to the Asset Purchase Agreement, (b) pay Transaction Costs and ongoing fees and expenses of Company hereunder, (c) make other payments (including Borrower Distributions) in accordance with Sections 2.12 and 6.4, and (d) in the case of Loans made pursuant to Section 2.1(e), to make payments of principal, interest, fees and other amounts owing to the Lenders under the Credit Documents or to fund the Reserve Account. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.4    Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern absent manifest error.

(b)Register. Paying Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of the Class A Revolving Lenders and the Class B Revolving Lenders and the Revolving Commitments and Loans of each Class A Revolving Lender and Class B Revolving Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Paying Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any Loan. Company hereby designates the entity serving as Paying Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Paying Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)Revolving Loan Notes. If so requested by any Class A Revolving Lender or Class B Revolving Lender by written notice to Company (with a copy to Administrative Agent) at any time after the Original Closing Date, Company shall execute and deliver to such Class A Revolving Lender or Class B Revolving Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Class A Revolving Lender or such Class B Revolving Lender pursuant to Section 9.6), promptly after Company’s receipt of such notice) a Class A Revolving Loan Note or Class B Revolving Loan Note, as applicable, to evidence such Class A Revolving Lender’s or Class B Revolving Lender’s Revolving Loans.

2.5    Interest on Loans.

(a)Except as otherwise set forth herein, (i) the Class A Revolving Loans shall accrue interest daily in an amount equal to the product of (A) the unpaid principal amount thereof as of such day and (B) the LIBO Rate for such day plus the Class A Applicable Margin, and (ii) the Class B Revolving Loans shall accrue interest daily in an amount equal to the product of (A) the unpaid principal amount thereof as of such day and (B) the LIBO Rate for such day plus the Class B Applicable Margin.

(b)Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360‑day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(c)Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) on and to each Interest Payment Date; (ii) upon the request of the Administrative Agent upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) on the Maturity Date. Notwithstanding the foregoing or any other provision of this Agreement, no Default, Event of Default or breach of any other provision of any Credit Document shall occur, or be deemed to occur, during the Early Amortization Period if there are insufficient amounts in the Controlled Accounts on any Interest Payment Date to pay any costs, fees and accrued interest on the Class B Revolving Loans and expenses payable to the Class B Revolving Lenders pursuant to the Credit Documents in accordance with the terms of Section 2.12(b) on any Interest Payment Date on which there is any outstanding Class A Revolving Exposure.

(d)The Administrative Agent shall deliver to Company and Paying Agent, four (4) Business Days prior to each Interest Payment Date an invoice, setting forth (i) an estimate of the amount of interest payable pursuant to Section 2.5(a) to the Class A Revolving Lenders for each day during the Interest Period to which such Interest Payment Date relates and (ii) the amount of any variation between the amount of interest payable to each such Class A Revolving Lender for the preceding Interest Period based on such notices and estimates and accrued but unpaid interest payable pursuant to Section 2.5(a) payable to such Class A Revolving Lender for such Interest Period based on its final determination of the LIBO Rate for such Class A Revolving Lender for each day during such Interest Period. The amount of any shortfall in interest payable to any Class A Revolving Lender pursuant to Section 2.5(a) based on such variation shall be included in the portion of interest payable pursuant to Section 2.5(a) payable to such Class A Revolving Lenders on the next succeeding Interest Payment Date, and the amount of any overpayment of interest to any Class A Revolving Lender based on such variation shall be credited against the portion of interest payable pursuant to Section 2.5(a) otherwise payable to such Class A Revolving Lenders on the next succeeding Interest Payment Date.

2.6    Reserved.

2.7    Fees.

(a)Company agrees to pay to the Person entitled to payment thereunder the amounts set forth in any Fee Letter.

(b)All fees referred to in Section 2.7(a) shall be calculated on the basis of a 360‑day year and the actual number of days elapsed and shall be payable monthly in arrears on (i) each Interest Payment Date during the Revolving Commitment Period, commencing on the first such date to occur after the Amendment Effective Date, and (ii) on the Maturity Date.

2.8    Maturity Date. Company shall repay the Revolving Loans in full on or before the Maturity Date.

2.9    Voluntary Commitment Reductions.

(a)[Reserved].

(b)Voluntary Commitment Reductions.

(i)Except as set forth in the Fee Letter, Company may, upon not less than three (3) Business Days’ prior written notice to Administrative Agent and the Class B Agent, at any time and from time to time terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Class A Revolving Commitments exceed the Total Utilization of Class A Revolving Commitments or the Class B Revolving Commitments exceed the Total Utilization of Class B Revolving Commitments, as applicable, in each case at the time of such proposed termination or reduction; provided, any such partial reduction of the Class A Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount and any such partial reduction of the Class B Revolving Commitments shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount; and provided further that any such reduction of the Class A Revolving Commitments shall effect a ratable reduction of the Class A Revolving Commitments of each Class A Revolving Lender.

(ii)Company’s notice shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each applicable Class A Revolving Lender and/or Class B Revolving Lender proportionately to its applicable Pro Rata Share thereof.

2.10    Borrowing Base Deficiency. Company shall prepay the Revolving Loans within two (2) Business Days of the earlier of (i) an Authorized Officer or the Chief Financial Officer (or in each case, the equivalent thereof) of Company becoming aware that a Borrowing Base Deficiency exists and (ii) receipt by Company of notice from any Agent or any Lender that a Borrowing Base Deficiency exists, in each case in an amount equal to such Borrowing Base Deficiency, which shall be applied, first, to prepay the Class A Revolving Loans as necessary to cure any Class A Borrowing Base Deficiency, and, second, to prepay the Class B Revolving Loans as necessary to cure any Class B Borrowing Base Deficiency.

2.11    Controlled Accounts.

(a)Company shall establish and maintain cash management systems reasonably acceptable to the Administrative Agent, including, without limitation, with respect to blocked account arrangements. Other than a cash management deposit account (the “Funding Account”) maintained at the Paying Agent into which proceeds of Loans may be funded at the direction of Company, Company shall not establish or maintain a Deposit Account or Securities Account other than a Controlled Account and Company shall not, and shall cause Servicer not to deposit Collections or proceeds thereof in a Securities Account or Deposit Account which is not a Controlled Account (provided, that, inadvertent and non-reoccurring errors by Servicer in applying such Collections or proceeds that are promptly, and in any event within two (2) Business Days after Servicer or Company has (or should have had in the exercise of reasonable diligence) knowledge thereof, cured shall not be considered a breach of this covenant). All Collections and proceeds of Collateral shall be subject to an express trust for the benefit of Collateral Agent on behalf of the Secured Parties and shall be delivered to Lenders for application to the Obligations or any other amount due under any other Credit Document as set forth in this Agreement.

(b)On or prior to the Original Closing Date, Company caused to be established and shall thereafter cause to be maintained, (i) a trust account (or sub-accounts) in the name of Company and under the sole dominion and control of, the Collateral Agent designated as the “Collection Account” in each case bearing a designation clearly indicating that the funds and other property credited thereto are held for Collateral Agent for the benefit of the Lenders and subject to the applicable Securities Account Control Agreement and

(ii) a Deposit Account into which the proceeds of all Pledged Receivables, including by automatic debit from Receivables Obligors’ operating accounts, shall be deposited in the name of Company designated as the “Lockbox Account” as to which the Collateral Agent has sole dominion and control over such account for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Lockbox Account Control Agreement. The Lockbox Account Control Agreement will provide that all funds in the Lockbox Account will be swept daily into the Collection Account.

(c)Lockbox System.

(i)Company has established pursuant to the Lockbox Account Control Agreement and the other Control Agreements for the benefit of the Collateral Agent, on behalf of the Secured Parties, a system of lockboxes and related accounts or deposit accounts as described in Sections 2.11(a) and (b) (the “Lockbox System”) into which (subject to the proviso in Section 2.11(a)) all Collections shall be deposited.

(ii)Company shall, using a method reasonably satisfactory to Administrative Agent, grant Backup Servicer (and its delegates) read-only access to the Lockbox Account.

(iii)Company shall not establish any lockbox or lockbox arrangement without the consent of the Administrative Agent in its sole discretion, and prior to establishing any such lockbox or lockbox arrangement, Company shall cause each bank or financial institution with which it seeks to establish such a lockbox or lockbox arrangement, to enter into a control agreement with respect thereto in form and substance satisfactory to the Administrative Agent in its sole discretion.

(iv)Without the prior written consent of the Administrative Agent, Company shall not (A) change the general instructions given to the Servicer in respect of payments on account of Pledged Receivables to be deposited in the Lockbox System or (B) change any instructions given to any bank or financial institution which in any manner redirects any Collections or proceeds thereof in the Lockbox System to any account which is not a Controlled Account.

(v)Company acknowledges and agrees that (A) the funds on deposit in the Lockbox System shall continue to be collateral security for the Obligations secured thereby, and (B) upon the occurrence and during the continuance of an Event of Default, at the election of the Requisite Lenders, the funds on deposit in the Lockbox System may be applied as provided in Section 2.12(b).

(vi)Company has directed, and will at all times hereafter direct, the Servicer to direct payment from each of the Receivables Obligors on account of Pledged Receivables directly to the Lockbox System. Company agrees (A) to instruct the Servicer to instruct each Receivables Obligor to make all payments with respect to Pledged Receivables directly to the Lockbox System and (B) promptly (and, except as set forth in the proviso to this Section 2.11(c)(vi), in no event later than two (2) Business Days following receipt) to deposit all payments received by it on account of Pledged Receivables, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Lockbox System in precisely the form in which they are received (but with any endorsements of Company necessary for deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Collateral Agent; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of the Servicer, such deposit shall be made no later than the second Business Day following the date on which such account number is identified or such payment can be processed, as applicable. Company shall cause the Servicer to use commercially reasonable efforts to promptly identify all unidentified payments.

(vii)So long as no Event of Default has occurred and shall be continuing and, with respect to each of clauses (A) and (C) below, so long as an Early Amortization Period is not occurring, Company or its designee shall be permitted to direct the investment of the funds from time to time held in the Controlled Accounts (A) in Permitted Investments and to sell or liquidate such Permitted Investments and reinvest proceeds from such sale or liquidation in other Permitted Investments (but none of the Collateral Agent, the Administrative Agent or the Lenders shall have liability whatsoever in respect of any failure by the Controlled Account Bank to do so), with all such proceeds and reinvestments to be held in the applicable Controlled Account; provided, however, that the maturity of the Permitted Investments on deposit in the Controlled Accounts shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement, (B) to repay the Loans in accordance with Section 2.1(b), provided, however, that (w) in order to effect any such repayment from a Controlled Account, Company shall deliver to the Administrative Agent, the Paying Agent and the Class B Agent a Controlled Account Voluntary Payment Notice in substantially the form of Exhibit G hereto no later than 12:00 p.m. (New York City time) on the Business Day prior to the date of any such repayment specifying the date of prepayment, the amount to be repaid per Class and the Controlled Account from which such repayment shall be made, (x) no more than three (3) repayments of Revolving Loans pursuant to this Section 2.11(c)(vii)(B) may be made in any calendar week, (y) the minimum amount of any such repayment on the Class A Revolving Loans shall be $250,000 and the minimum amount of any such repayment on the Class B Revolving Loans shall be $500,000, and (z) after giving effect to each such repayment, an amount equal to not less than the sum of (i) any Reserve Account Funding Amount and (ii) the aggregate of 100% of the aggregate pro forma amount of interest, fees and expenses projected to be due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement, if any, for the remainder of the applicable Interest Period, based on the Accrued Interest Amount on such date and a projection of the interest to accrue on the Loans during the remainder of the applicable Interest Period using the same assumptions as are contained in the calculation of the Accrued Interest Amount, and the Total Utilization of Class A Revolving Commitments and the Total Utilization of Class B Revolving Commitments on such date (after giving effect to such repayments), shall remain in the Controlled Accounts, or (C) to purchase additional Eligible Receivables pursuant to the terms and conditions of the Asset Purchase Agreement, provided, that (w) a Borrowing Base Certificate (evidencing sufficient Revolving Availability after giving effect to the release of Collections and the making of any Loan being made on such date and that after giving effect to the release of Collections, no event has occurred and is continuing that constitutes, or would result from such release that would constitute, a Borrowing Base Deficiency, Default or Event of Default) and a Borrowing Base Report shall be delivered to the Administrative Agent, the Paying Agent, the Custodian and the Class B Agent no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of any such proposed purchase or release, (x) if such purchase of Eligible Receivables were being funded with Loans, the conditions for making such Loans on such date contained in Section 3.3(a)(iii) and Section 3.3(a)(vi) would be satisfied as of such date, (y) Company may purchase Eligible Receivables pursuant to this Section 2.11(c)(vii)(C) no more than three times a week, and provided, further, that if such withdrawal from the Collection Account does not occur simultaneously with the making of a Loan by the Lenders hereunder pursuant to the delivery of a Funding Notice, such withdrawal shall be considered a “Revolving Loan” solely for purposes of Section 2.1(d)(iv) and (z) after giving effect to such release, an amount equal to not less than the sum of (i) any Reserve Account Funding Amount and (ii) the aggregate of 100% of the aggregate pro forma amount of interest, fees and expenses projected to be due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement, if any, for the remainder of the applicable Interest Period, based on the Accrued Interest Amount on such date and a projection of the interest to accrue on the Loans during the remainder of the applicable Interest Period using the same assumptions as are contained in the calculation of the Accrued Interest Amount, and the Total Utilization of Class A Revolving Commitments and the Total Utilization of Class B Revolving Commitments on such date shall remain in the Controlled Accounts.

(viii)All income and gains from the investment of funds in the Controlled Accounts shall be retained in the respective Controlled Account from which they were derived, until each Interest Payment Date, at which time such income and gains shall be applied in accordance with Section 2.12(a) or (b) (or, if sooner, until utilized for a repayment pursuant to Section 2.11(c)(vii)(B) or a purchase of additional Eligible Receivables pursuant to Section 2.11(c)(vii)(C)), as the case may be. As between Company and Collateral Agent, Company shall treat all income, gains and losses from the investment of amounts in the Controlled Accounts as its income or loss for federal, state and local income tax purposes.

(d)[Reserved].

(e)Reserve Account. On or prior to the Original Closing Date, Company caused to be established and shall thereafter cause to be maintained a Deposit Account in the name of Company designated as the “Reserve Account” as to which the Collateral Agent has control over such account for the benefit of the Lenders within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Blocked Account Control Agreement. The Reserve Account will be funded with (i) funds available therefor pursuant to Section 2.11(a), and (ii) at the written direction of Company, proceeds of Loans as described in Section 2.1(d). If any Interest Payment Date is during the continuance of an Event of Default or following the occurrence of an Early Amortization Event, the Paying Agent shall, at the written direction of the Administrative Agent, transfer into the Collection Account for application on such Interest Payment Date in accordance with Section 2.12(b) all amounts in the Reserve Account.

2.12    Application of Proceeds.

(a)Application of Amounts. So long as no Event of Default has occurred and is continuing (after giving effect to the application of funds in accordance herewith on the relevant date) and an Early Amortization Period is not then occurring, on each Interest Payment Date, all amounts in the Collection Account and in the Lockbox Account and all amounts (if any) in the Reserve Account in excess of the Reserve Account Funding Requirement as of the last day of the related Interest Period shall be applied by the Paying Agent based on the Monthly Servicing Report as follows:

(i)first, to Company, on a pari passu basis, (A) amounts sufficient for Company to maintain its limited liability company existence and to pay similar expenses up to an amount not to exceed $1,000 in any Fiscal Year, and only to the extent not previously distributed to Company during such Fiscal Year pursuant to clause (xiii) below, and (B) to pay any accrued and unpaid Servicing Fees (provided, however, that the amount of any Successor Servicer Fees payable to a Successor Servicer under this clause (i) shall not exceed $225,000 in any calendar month);

(ii)second, on a pari passu basis, (A) to Company to pay any accrued and unpaid Backup Servicing Fees and any accrued and unpaid fees and expenses of the Custodian and the Controlled Account Bank (in respect of the Controlled Accounts), (B) to Administrative Agent to pay

any costs, fees or indemnities then due and owing to Administrative Agent under the Credit Documents, (C) to Collateral Agent to pay any costs, fees or indemnities then due and owing to Collateral Agent under the Credit Documents and (D) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Credit Documents; provided, however, that (1) the aggregate amount of costs, fees or indemnities payable to Administrative Agent, Collateral Agent and Paying Agent pursuant to this clause (ii) shall not exceed $450,000 in any Fiscal Year, and (2) the aggregate amount of Backup Servicing Fees payable under this clause (ii) shall not exceed $200,000 in any Fiscal Year;

(iii)third, on a pro rata basis, to the Administrative Agent for the benefit of the Class A Revolving Lenders, the amount of accrued interest calculated in accordance with Section 2.5(a)(i) on the Class A Revolving Loans owing to the Class A Revolving Lenders;

(iv)fourth, to the Administrative Agent for the benefit of the Class A Revolving Lenders, (A) prior to the Interest Payment Date immediately succeeding the 2d Anniversary Date, in an amount necessary to reduce any Class A Borrowing Base Deficiency to zero, or (B) on or after the Interest Payment Date immediately succeeding the 2d Anniversary Date, in an amount equal to the greater of (1) an amount necessary to reduce any Class A Borrowing Base Deficiency to zero, and (2) all Collections received during the immediately preceding Monthly Period solely to the extent received following the 2d Anniversary Date and that were applied by the Servicer to reduce the Outstanding Principal Balance of the Pledged Receivables in accordance with the Servicing Agreement;

(v)fifth, on a pro rata basis, to the Administrative Agent for the benefit of the Class A Revolving Lenders to pay any costs and other fees on the Class A Revolving Loans and expenses payable pursuant to the Credit Documents;

(vi)sixth, to the Class B Agent for further distribution on a pro rata basis to the Class B Revolving Lenders to pay any costs and other fees, and accrued interest calculated in accordance with Section 2.5(a)(ii) on the Class B Revolving Loans and expenses payable pursuant to the Credit Documents;

(vii)seventh, on a pro rata basis, to the Class B Agent for further distribution to the Class B Lenders to repay principal on the Class B Loans (A) prior to the Interest Payment Date immediately succeeding the 2d Anniversary Date, in an amount necessary to reduce any Class B Borrowing Base Deficiency to zero, or (B) on or after the Interest Payment Date immediately succeeding the 2d Anniversary Date, in an amount equal to the greater of (1) an amount necessary to reduce any Class B Borrowing Base Deficiency to zero, and (2) all Collections received during the immediately preceding Monthly Period solely to the extent received following the 2d Anniversary Date and that were applied by the Servicer to reduce the Outstanding Principal Balance of the Pledged Receivables in accordance with the Servicing Agreement;

(viii)eighth, to pay to Administrative Agent, Collateral Agent or Paying Agent any costs, fees or indemnities not paid in accordance with clause (ii) above;

(ix)ninth, to pay (A) any accrued and unpaid Servicing Fees payable to a Successor Servicer not paid in accordance with clause (i) above, and (B) any accrued and unpaid Backup Servicing Fees not paid in accordance with clause (ii) above;

(x)tenth, to the Reserve Account an amount equal to any Reserve Account Funding Amount;

(xi)eleventh, to pay all other Obligations or any other amount then due and payable hereunder;

(xii)twelfth, at the election of Company, on a pro rata basis, to the Administrative Agent for further distribution on a pro rata basis to the Class A Revolving Lenders or to the Class B Agent for further distribution on a pro rata basis to the Class B Revolving Lenders, as applicable, to repay the principal of the Class A Revolving Loans or the Class B Revolving Loans, respectively; and

(xiii)thirteenth, (A) prior to the 2d Anniversary Date, and provided that no Borrowing Base Deficiency would occur after giving effect to such distribution, any remainder to Company or as Company shall direct consistent with Section 6.4, or (B) after the 2d Anniversary Date, (i) 50% to Company or as Company shall direct consistent with Section 6.4, and (ii) 50%, on a pro rata basis, to the Administrative Agent to repay the principal of the Class A Revolving Loans (or, if the Class A Revolving Loans have been paid in full, to the Class B Agent to repay the principal of the Class B Revolving Loans).

(b)Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default or during any Early Amortization Period, on each Interest Payment Date, all amounts in the Controlled Accounts shall be applied by the Paying Agent based on the Monthly Servicing Report as follows:

(i)first, to Company, on a pari passu basis, (A) amounts sufficient for Company to maintain its limited liability company existence and to pay similar expenses up to an amount not to exceed $1,000 in any Fiscal Year, and only to the extent not previously distributed to Company during such Fiscal Year pursuant to Section 2.12(a)(i) or 2.12(a)(xiii) above, and (B) to pay any accrued and unpaid Servicing Fees (provided, however, that the amount of any Successor Servicer Fees payable to a Successor Servicer under this clause (i) shall not exceed $225,000 in any calendar month);

(ii)second, on a pari passu basis, (A) to Company to pay any accrued and unpaid Backup Servicing Fees and any accrued and unpaid fees and expenses of the Custodian and the Controlled Account Bank (in respect of the Controlled Accounts), (B) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Credit Documents, (C) to Collateral Agent to pay any costs, fees or indemnities then due and owing to Collateral Agent under the Credit Documents and (D) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Credit Documents, provided, however, that the aggregate amount of Backup Servicing Fees payable under this clause (ii) shall not exceed $200,000 in any Fiscal Year;

(iii)third, on a pro rata basis, to the Administrative Agent for the benefit of the Class A Revolving Lenders the amount of accrued interest calculated in accordance with Section 2.5(a)(i) on the Class A Revolving Loans owing to its related Class A Revolving Lenders;

(iv)fourth, on a pro rata basis, to the Administrative Agent for the benefit of the Class A Revolving Lenders until the Class A Revolving Loans are paid in full;

(v)fifth, on a pro rata basis, to the Administrative Agent for the benefit of the Class A Revolving Lenders to pay any costs and other fees on the Class A Revolving Loans and expenses payable pursuant to the Credit Documents;

(vi)sixth, to the Class B Agent for further distribution on a pro rata basis to the Class B Revolving Lenders to pay any costs and other fees, and accrued interest calculated in accordance with Section 2.5(a)(ii) on the Class B Revolving Loans and expenses payable pursuant to the Credit Documents;

(vii)seventh, to the Class B Agent for further distribution on a pro rata basis to the Class B Revolving Lenders until the Class B Revolving Loans are paid in full;

(viii)eighth, to pay (A) any accrued and unpaid Servicing Fees payable to a Successor Servicer not paid in accordance with clause (i) above, and (B) any accrued and unpaid Backup Servicing Fees not paid in accordance with clause (ii) above;

(ix)ninth, to pay all other Obligations or any other amount then due and payable hereunder; and

(x)tenth, any remainder to Company.

2.13    General Provisions Regarding Payments.

(a)All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and paid not later than 12:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds. Funds received after that time on such due date shall be deemed to have been paid by Company on the next Business Day (provided, that any repayment made pursuant to Section 2.11(c)(vii)(B) or any application of funds by Paying Agent pursuant to Section 2.12 on any Interest Payment Date shall be deemed for all purposes to have been made in accordance with the deadlines and payment requirements described in this Section 2.13).

(b)Paying Agent shall promptly distribute to each Class A Revolving Lender and each Class B Revolving Lender, at such address as such Lender shall indicate in writing, the applicable Pro Rata Share of each such Lender of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Paying Agent.

(c)Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(d)Except as set forth in the proviso to Section 2.13(a), Paying Agent shall deem any payment by or on behalf of Company hereunder to them that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non‑conforming payment. Any such payment shall not be deemed to have been received by Paying Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Paying Agent shall give prompt notice via electronic mail to Company and

Administrative Agent if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a).

2.14    Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents, or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than such Lender would be entitled pursuant to this Agreement, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent, Paying Agent and the Class B Agent of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that the recovery of such Aggregate Amounts Due shall be shared by the applicable Lenders in proportion to the Aggregate Amounts Due to them pursuant to this Agreement; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.15    Increased Costs; Capital Adequacy.

(a)Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Affected Party shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Affected Party with any guideline, request or directive issued or made after the date hereof (or with respect to any Lender which becomes a Lender after the date hereof, effective after such date) by any central bank or other Governmental Authority or quasi‑Governmental Authority (whether or not having the force of law): (i) subjects such Affected Party (or its applicable lending office) to any additional Tax (other than an Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Affected Party (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC or other insurance or charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Party; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Affected Party (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Affected Party of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Affected Party (or its applicable lending office) with respect thereto; then, in any such case, if such Affected Party deems such change to be material, Company shall promptly pay to such Affected Party, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Affected Party in its sole discretion shall determine) as may be necessary to compensate such Affected Party for any such increased cost or reduction in amounts received or receivable hereunder and any reasonable expenses related thereto. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)Capital Adequacy Adjustment. In the event that any Affected Party shall have determined in its sole discretion (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Affected Party (or its applicable lending office) or any company controlling such Affected Party with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Amendment Effective Date, has or would have the effect of reducing the rate of return on the capital of such Affected Party or any company controlling such Affected Party as a consequence of, or with reference to, such Affected Party’s Loans or Revolving Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Affected Party or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Affected Party or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Affected Party of the statement referred to in the next sentence, Company shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or such controlling company on an after‑tax basis for such reduction. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (i) and (ii) of this Section 2.15 shall apply, without limitation, to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended to the date hereof and from time to time hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

(c)Delay in Requests. Failure or delay on the part of any Affected Party to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Affected Party’s right to demand such compensation, provided that Company shall not be required to compensate an Affected Party pursuant to the foregoing provisions of this Section 2.15 for any increased costs incurred or reductions suffered more than one hundred twenty (120) days prior to the date that such Affected Party notifies Company of the matters giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor.

2.16    Taxes; Withholding, etc.

(a)Payments to Be Free and Clear. Subject to Section 2.16(b), all sums payable by Company hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

(b)Withholding of Taxes. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to an Affected Party under any of the Credit Documents: (i) Company shall notify Paying Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company or the Paying Agent shall make such deduction or withholding and pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Paying Agent or such Affected Party, as the case may be) on behalf of and in the name of Paying Agent or such Affected Party; (iii) if such Tax is an Indemnified Tax, the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (and any withholdings imposed on additional amounts payable under this paragraph), such Affected Party receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Paying Agent evidence satisfactory to the other Affected Parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c)Indemnification by Company. Company shall indemnify each Affected Party, within ten (10) days after demand therefor, for the full amount of any additional amounts required to be paid by Company pursuant to Section 2.16(b), payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Company by an Affected Party (with a copy to the Paying Agent), or by the Paying Agent on its own behalf or on behalf of an Affected Party, shall be conclusive absent manifest error.

(d)Indemnification by the Lenders. Each Affected Party shall severally indemnify the Paying Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Affected Party (but only to the extent the Company has not already indemnified the Paying Agent for such Taxes and without limiting the obligation of the Company to do so) and (ii) any Taxes attributable to such Affected Party’s failure to comply with the provisions of Section 9.6(h) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Paying Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Affected Party by the Paying Agent shall be conclusive absent manifest error. Each Affected Party hereby authorizes the Paying Agent to set off and apply any and all amounts at any time owing to such Affected Party under any Credit Document or otherwise payable by the Paying Agent to the Affected Party from any other source against any amount due to the Paying Agent.

(e)Evidence of Exemption From U.S. Withholding Tax.

(i)Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non‑US Lender”) shall, to the extent it is legally entitled to do so, deliver to Paying Agent for transmission to Company, on or prior to the Original Closing Date (in the case of each Lender listed on the signature pages of the Original Credit Agreement on the Original Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Paying Agent (each in the reasonable exercise of its discretion), (A) two original copies of Internal Revenue Service Form W‑8BEN, 8BEN-E or W‑8ECI or W-8IMY (with appropriate attachments) (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (B) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8IMY or W‑8ECI pursuant to clause (A) above and is relying on the so called “portfolio interest exception”, a Certificate Regarding Non‑Bank Status together with two original copies of Internal Revenue Service Form W‑8BEN or 8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject, or is eligible for a reduction in the rate of, to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.16(e)(i) or Section 2.16(e)(ii) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Paying Agent for transmission to Company two new original copies of Internal Revenue Service Form W‑8BEN, 8BEN-E, W‑8IMY, or W‑8ECI, or, if relying on the “portfolio interest exception”, a Certificate Regarding Non‑Bank Status and two original copies of Internal Revenue Service Form W‑8BEN or 8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Paying Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount in respect of U.S. Federal withholding taxes to any Non‑US Lender under Section 2.16(b)(iii) if such Lender shall have failed (1) to deliver any forms, certificates or other evidence referred to in this Section 2.16(e)(i) or Section 2.16(e)(ii), or (2) to notify Paying Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.16(e)(i) and Section 2.16(e)(ii) on the Original Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.16(e)(i) shall relieve Company of its obligation to pay any additional amounts pursuant to this Section 2.16 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(ii)Any Lender that is a U.S. Person shall deliver to Company and the Paying Agent on or prior to the Original Closing Date or the date on which such Lender becomes a Lender under this Agreement pursuant to an Assignment Agreement (and from time to time thereafter upon the reasonable request of Company or the Paying Agent), executed originals of IRS Form W-9 certifying that such Lender is a U.S. Person and exempt from U.S. federal backup withholding tax.

(iii)If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Company and the Paying Agent at the time or times reasonably requested by Company or the Paying Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Company or the Paying Agent as may be necessary for Company and the Paying Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)The Class B Agent shall deliver to the Paying Agent and the Company such information as is required to be delivered by the Administrative Agent pursuant to this Section 2.16.

2.17    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Company agrees to pay all reasonable and incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.18    Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that other than at the direction or request of any regulatory agency or authority, any Lender defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such

Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall be applied to the Revolving Loans of other Lenders of the applicable Class as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans of the applicable Class shall be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) of such Class as if such Defaulting Lender had funded all Defaulted Loans of such Class of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans of the applicable Class that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating any Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.7 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Class A Revolving Commitments or the Total Utilization of Class B Revolving Commitments, as applicable, as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.18, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.18. The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 8.5(b).

2.19    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased‑Cost Lender”) shall give notice to Company that such Lender is entitled to receive payments under Section 2.15 or 2.16, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased‑Cost Lender, Defaulting Lender or Non‑Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees identified by Company (each a “Replacement Lender”) in accordance with the provisions of Section 9.6; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender and, if applicable, such other Lenders, an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and, if applicable, such other Lenders, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender and, if applicable, such other Lenders, pursuant to Section 2.7; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender and, if applicable, such other Lenders pursuant to Section 2.15 or 2.16 and any other amounts due to such Terminated Lender and, if applicable, such other Lenders; and (3) in the event such Terminated Lender is an Increased-Cost Lender, such assignment will result in a reduction in any claims for payments under Section 2.15 or 2.16, as applicable, and (4) in the event such Terminated Lender is a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non‑Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and, if applicable, such other Lenders and the termination of such Terminated Lender’s Revolving Commitments and, if applicable, the Revolving Commitments of such other Lenders, such Terminated Lender and, if applicable, such other Lenders shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender and, if applicable, such other Lenders to indemnification hereunder shall survive as to such Terminated Lender and such other Lenders.

2.20    The Paying Agent.

(a)The Lenders hereby appoint Deutsche Bank Trust Company Americas as the initial Paying Agent. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account pursuant to Section 2.12 shall be made by the Paying Agent based on the Monthly Servicing Report.

(b)The Company shall pay to the Paying Agent the applicable fees payable pursuant to the fee letter with the Paying Agent.

(c)The Paying Agent hereby agrees that, subject to the provisions of this Section, it shall:

(i)hold any sums held by it for the payment of amounts due with respect to the Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(ii)give the Administrative Agent and the Class B Agent notice of any default by the Company in the making of any payment required to be made with respect to the Obligations of which it has actual knowledge;

(iii)comply with all requirements of the Internal Revenue Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and

(iv)provide to the Agents such information as is required to be delivered under the Internal Revenue Code or any State law applicable to the particular Paying Agent, relating to payments made by the Paying Agent under this Agreement.

(d)Each Paying Agent (other than the initial Paying Agent) shall be appointed by the Lenders with the prior written consent of the Company.

(e)The Company shall indemnify the Paying Agent and its officers, directors, employees and agents for, and hold them harmless against any loss, liability or expense incurred, other than in connection with the willful misconduct, fraud, gross negligence or bad faith on the part of the Paying Agent, arising out of or in connection with the performance of its obligations under and in accordance with this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement. All such amounts shall be payable in accordance with Section 2.12 and such indemnity shall survive the termination of this Agreement and the resignation or removal of the Paying Agent.

(f)The Paying Agent undertakes to perform such duties, and only such duties, as are expressly set forth in this Agreement. No implied covenants or obligations shall be read into this Agreement against the Paying Agent. The Paying Agent may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Paying Agent pursuant to and conforming to the requirements of this Agreement.

(g)The Paying Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the direction or request of Requisite Lenders or the Administrative Agent, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction, no longer subject to appeal or review.

(h)The Paying Agent shall not be charged with knowledge of any Default or Event of Default unless an authorized officer of the Paying Agent obtains actual knowledge of such event or the Paying Agent receives written notice of such event from the Company, the Servicer, any Secured Party or any Agent, as the case may be. The receipt and/or delivery of reports and other information under this Agreement by the Paying Agent shall not constitute notice or actual or constructive knowledge of any Default or Event of Default contained therein.

(i)The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Paying Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Company under this Agreement.

(j)The Paying Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate of an Authorized Officer, any Monthly Servicing Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(k)The Paying Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel, selected with due care, shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Paying Agent in good faith and in accordance therewith.

(l)The Paying Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent or any Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, or such Agent shall have offered to the Paying Agent security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby.

(m)Except as otherwise expressly set forth in Section 2.21, the Paying Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Lender or the Administrative Agent; provided, that if the payment within a reasonable time to the Paying Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Paying Agent, not reasonably assured by the Company, the Paying Agent may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Company or, if paid by the Paying Agent, shall be reimbursed by the Company to the extent of funds available therefor pursuant to Section 2.12.

(n)The Paying Agent shall not be responsible for the acts or omissions of the Administrative Agent, the Company, the Servicer, any Agent, any Lender or any other Person.

(o)Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Paying Agent shall be a party, or any Person succeeding to the business of the Paying Agent, shall be the successor of the Paying Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(p)The Paying Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of any Collateral.

(q)If the Paying Agent shall at any time receive conflicting instructions from the Administrative Agent and the Company or the Servicer or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Paying Agent shall be entitled to rely on the instructions of the Administrative Agent. The Paying Agent may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the parties to this Agreement will hold the Paying Agent harmless from any claims that may arise or be asserted against the Paying Agent because of the invalidity of any such documents or their failure to fulfill their intended purpose.

(r)The Paying Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Paying Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

(s)The Paying Agent may: (i) terminate its obligations as Paying Agent under this Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Company, the Servicer and the Administrative Agent; provided, however, that, without the consent of the Administrative Agent, such resignation shall not be effective until a successor Paying Agent reasonably acceptable to the Administrative Agent and Company shall have accepted appointment by the Lenders as Paying Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed at any time by written demand, of the Requisite Lenders, delivered to the Paying Agent, the Company and the Servicer. In the event of such termination or removal, the Lenders with the consent of the Company shall appoint a successor paying. If, however, a successor paying agent is not appointed by the Lenders within ninety (90) days after the giving of notice of resignation, the Paying Agent may petition a court of competent jurisdiction for the appointment of a successor Paying Agent.

(t)Any successor Paying Agent appointed pursuant hereto shall (i) execute, acknowledge, and deliver to the Company, the Servicer, the Administrative Agent, and to the predecessor Paying Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Paying Agent shall become effective and such successor Paying Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Paying Agent under this Agreement, with like effect as if originally named as Paying Agent. The predecessor Paying Agent shall upon payment of its fees and expenses deliver to the successor Paying Agent all documents and statements and monies held by it under this Agreement; and the Company and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be requested for fully and certainly vesting and confirming in the successor Paying Agent all such rights, powers, duties, and obligations.

(u)The Company shall reimburse the Paying Agent for the reasonable out-of-pocket expenses of the Paying Agent incurred in connection with the succession of any successor Paying Agent including in transferring any funds in its possession to the successor Paying Agent.

(v)The Paying Agent shall have no obligation to invest and reinvest any cash held in the Controlled Accounts or any other moneys held by the Paying Agent pursuant to this Agreement in the absence of timely and specific written investment direction from Company. In no event shall the Paying Agent be liable for the selection of investments or for investment losses incurred thereon. The Paying Agent shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Company to provide timely written investment direction.

(w)If the Paying Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the parties hereto pursuant to this Agreement which, in the reasonable opinion of the Paying Agent, are in conflict with any of the provisions of this Agreement, the Paying Agent shall be entitled (without incurring any liability therefor to the Company or any other Person) to (i) consult with outside counsel of its choosing and act or refrain from acting based on the advice of such counsel and (ii) refrain from taking any action until it shall be directed otherwise in writing by all of the parties hereto or by final order of a court of competent jurisdiction.

(x)The Paying Agent shall incur no liability nor be responsible to Company or any other Person for delays or failures in performance resulting from acts beyond its control that significantly and adversely affect the Paying Agent’s ability to perform with respect to this Agreement. Such acts shall include, but not be limited to, acts of God, strikes, work stoppages, acts of terrorism, civil or military disturbances, nuclear or natural catastrophes, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(y)The Paying Agent may execute any of its powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Paying Agent shall not be responsible for any misconduct or negligence on the part of or for the supervision of any agent or attorney appointed with due care by it hereunder.

2.21    Duties of Paying Agent.

(a)Borrowing Base Reports. Upon receipt of any Borrowing Base Report and the related Borrowing Base Certificate delivered pursuant to Section 2.1(d)(ii), Section 2.11(c)(vii)(B) or Section 2.11(c)(vii)(C), Paying Agent shall, on the Business Day following receipt of such Borrowing Base Report, to the extent that Paying Agent has access to all information necessary to perform the duties set forth herein:

(i)compare the beginning Eligible Portfolio Outstanding Principal Balance set forth in such Borrowing Base Report with the aggregate Outstanding Principal Balance of the Eligible Receivables listed in the Master Record and identify any discrepancy;

(ii)compare the number of Pledged Receivables listed in the Master Record with the number of Pledged Receivables provided to the Paying Agent by the Custodian pursuant to Section 4.3 of the Custodial Agreement as the number of Pledged Receivables for which the Custodian holds a Receivables File pursuant to the Custodial Agreement and identify any discrepancy;

(iii)confirm that each Pledged Receivable listed in the Master Record has a unique loan identification number;

(iv)compare the amount set forth in such Borrowing Base Report as the amount on deposit in the Collection Account with the amount shown on deposit in the Collection Account as of the date of such Borrowing Base Report and identify any discrepancy;

(v)in the case of a Borrowing Base Report delivered pursuant to Section 2.11(c)(vii)(B) or Section 2.11(c)(vii)(C), recalculate the amount set forth in such Borrowing Base Report as the amount that will be on deposit in the Collection Account after giving effect to the related repayment of Loans or the related purchase of Eligible Receivables set forth therein and identify any discrepancy;

(vi)confirm that the Accrued Interest Amount and an estimate of accrued fees as of the date of repayment or the Transfer Date, as the case may be, multiplied by 100%, is the amount set forth in such Borrowing Base Request as 100% of the estimated amount of accrued interest and fees and identify any discrepancy;

(vii)recalculate the Class A Revolving Availability and the Class B Revolving Availability based on the Class A Borrowing Base and the Class B Borrowing Base set forth in such Borrowing Base Report and the Total Utilization of Class A Revolving Commitments and the Total Utilization of Class B Revolving Commitments set forth in the Paying Agent’s records and identify any discrepancies;

(viii)in the case of a Borrowing Base Report delivered pursuant to Section 3.3(a)(i), (A) confirm that the Class A Revolving Loans requested in the related Funding Request are not greater than the Class A Revolving Availability and the amount of Class B Revolving Loans requested in the related Funding Request are not greater than the Class B Revolving Availability and (B) confirm that, after giving effect to such Revolving Loans, the Total Utilization of Class A Revolving Loans will not exceeds the Class A Revolving Commitments and the Total Utilization of Class B Revolving Loans will not exceed the Class B Revolving Commitments; and

(ix)notify the Administrative Agent and the Class B Agent of the results of such review.

(b)Monthly Servicing Reports. Upon receipt of any Monthly Servicing Report delivered pursuant to Section 5.1(e), Paying Agent shall, to the extent that Paying Agent has access to all information necessary to perform the duties set forth herein:

(i)compare the Eligible Portfolio Outstanding Principal Balance set forth therein with the aggregate Outstanding Principal Balance of the Eligible Receivables listed in the Master Record and identify any discrepancy;

(ii)confirm the aggregate repayments of Revolving Loans during the period covered by the Monthly Servicing Report set forth therein with the Borrowing Base Reports delivered to Paying Agent pursuant to Section 2.11(c)(vii)(B) during such period and identify any discrepancies;

(iii)compare the amount set forth therein as the amount on deposit in the Collection Account with the amount shown on deposit in the Collection Account as of the date of such Monthly Servicing Report and identify any discrepancy;

(iv)compare the amount of accrued and unpaid interest and unused fees payable to the Class A Revolving Lenders and the amount of accrued and unpaid interest and unused fees payable to the Class B Revolving Lenders, respectively, set forth therein to the amounts set forth in the related invoices received by Paying Agent and identify any discrepancies;

(v)compare the amount of Servicing Fees payable to the Servicer set forth therein to the amount set forth in the related invoice received by Paying Agent and identify any discrepancy;

(vi)compare the amount of Backup Servicing Fees and expenses payable to the Backup Servicer set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;

(vii)compare the amount of fees and expenses payable to the Custodian set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;

(viii)compare the amount of fees and expenses payable to the Collateral Agent set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;

(ix)compare the amount of fees and expenses payable to the Paying Agent set forth therein to the amounts set forth in the related invoice submitted by Paying Agent and identify any discrepancy;

(x)recalculate the Class A Revolving Availability and the Class B Revolving Availability based on the Class A Borrowing Base and the Class B Borrowing Base set forth therein and the Total Utilization of Class A Revolving Commitments and the Total Utilization of Class B Revolving Commitments set forth in the Paying Agent’s records and identify any discrepancies; and

(xi)notify the Administrative Agent and the Class B Agent of the results of such review.

(c)Direct Competitor List. The Paying Agent shall maintain the List of Direct Competitors described in clause (b) of the definition of “Direct Competitor”, and upon receipt of any update to such list as described in such definition, the Paying Agent shall promptly notify the Administrative Agent and each Lender of such update (and thereafter the Paying Agent shall maintain the List of Direct Competitors as so updated).

(d)For the avoidance of doubt, Paying Agent’s sole responsibility with respect to the obligations set forth in Sections 2.21(a) and (b) is to compare or confirm information in the Borrowing Base Report or Monthly Servicing Report, as applicable, in accordance with Section 2.21 based on the information indicated therein received by Paying Agent from Company, the Servicer or the Custodian, as the case may be. Paying Agent’s sole responsibility with respect to the obligations set forth in Sections 2.21(c) is to maintain and provide notice of updates to the list described therein as required by the terms of such Section.

2.22    Intention of Parties. It is the intention of the parties that the Loans be characterized as indebtedness for federal income tax purposes. The terms of the Loans shall be interpreted to further this intention and neither the Lenders nor Company will take an inconsistent position on any federal, state or local tax return.

2.23    Increase Options.

(a)The Company may with the consent of the Administrative Agent in its sole discretion (which consent may, for the avoidance of doubt, be conditioned upon the effectiveness of an amendment or modification to one or more of the Credit Documents) from time to time elect to increase the Class A Revolving Commitments or the Class B Revolving Commitments. Each existing Lender (if any) shall have the right to provide its share of such increase, based on its Pro Rata Share, within ten (10) Business Days of the Company’s increase election pursuant to this Section 2.23 (each such consenting Lender, a “Class A Increasing Lender” or “Class B Increasing Lender”, as applicable, and collectively the “Increasing Lenders”) before any other Persons may participate in any such increase. If one or more existing Lenders forego the opportunity to increase its Revolving Commitment, the Increasing Lenders in such existing Lender’s Class may opt to increase their Revolving Commitment by more than their proportional share of the increase (which proportional share is determined consistent with the immediately prior sentence) within five (5) Business Days of being notified of an existing Lender’s decision not to fund the increase. If the existing Lenders collectively fail to commit to fund the full amount of such increase, within the time allotted, the Company may arrange for any such increase to be provided by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”); provided that each Augmenting Lender shall be subject to the approval of the Administrative Agent in its sole discretion. No consent of any Lender (other than any Lender participating in the increase) shall be required for any increase in Revolving Commitments pursuant to this Section. Increased and new Revolving Commitments pursuant to this Section 2.23 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, as applicable, pursuant to a joinder agreement (each, a “Joinder Agreement”) in form and substance reasonably satisfactory to Company, Administrative Agent and such Increasing Lender or Augmenting Lender, as applicable, whereby each such Increasing Lender or Augmenting Lender, as applicable, assumes the rights and obligations of a Lender hereunder. Each Joinder Agreement shall also set forth any other applicable terms of the Revolving Commitments being provided thereby, other than any terms which may be set forth in a separate agreement or fee letter. The Administrative Agent shall notify each Lender of each increase in Revolving Commitments made pursuant to this Section 2.23. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitments of any Lender) shall become effective under this paragraph if on the proposed date of the effectiveness of such increase, an Event of Default has occurred and is continuing. On the effective date of any increase in the Revolving Commitments, each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent determines, for the benefit of the other Lenders, as being required to cause, after giving effect to such increase and paying such amounts to such other Lenders, each Lender’s portion of the outstanding Class A Revolving Loans and Class B Revolving Loans to equal its Pro Rata Share of such outstanding Class A Revolving Loans and Class B revolving Loans, respectively.

(b)As set forth in the definition of “Class B Commitment”, the aggregate amount of the Class B Commitments as of the Amendment Effective Date is $0. For so long as Class B Commitments are $0, all provisions in this Agreement (other than this Section 2.23) relating to the Class B Agent, Class B Commitments, Class B Loans, Class B Revolving Lenders and related matters shall be without effect.

SECTION 3.    CONDITIONS PRECEDENT

3.1    Conditions Precedent to Effectiveness of the Existing Credit Agreement. The Existing Credit Agreement became effective on the Fourth Amendment Effective Date subject to the satisfaction of the conditions precedent set forth in Section 3.2 of the Existing Credit Agreement.

3.2    Conditions Precedent to Effectiveness of the Fifth Amended and Restated Credit Agreement. The amendment and restatement of the Existing Credit Agreement provided for hereby shall become effective on the Amendment Effective Date subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions on or before the Amendment Effective Date:

(a)Credit Documents and Related Agreements. The Administrative Agent shall have received copies of this Agreement, the Asset Purchase Agreement, the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement, a Class A Revolving Loan Note for each Class A Revolving Lender requesting a Class A Revolving Loan Note and each Fee Letter dated as of the Amendment Effective Date (collectively, the “Credit Document Amendments”), originally executed and delivered by each applicable Person.

(b)Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by Company and Holdings, as applicable, and, to the extent applicable, (x) certified as of the Amendment Effective Date or a recent date prior thereto by the appropriate governmental official and (y) certified by its secretary or an assistant secretary as of the Amendment Effective Date, in each case as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Document Amendments to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each of Company and Holdings approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Document Amendments to which it is a party or by which it or its assets may be bound as of the Amendment Effective Date, certified as of the Amendment Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each of Company and Holdings’ jurisdiction of incorporation, organization or formation and, with respect to Company, in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Amendment Effective Date; and (v) such other documents as the Administrative Agent may reasonably request.

(c)Governmental Authorizations and Consents. Company and Holdings shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to be obtained by them, in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to each the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d)Opinions of Counsel to Company and Holdings. The Administrative Agent shall have received originally executed copies of the favorable written opinions of Paul Hastings LLP, counsel for Company and Holdings, as to such other matters as the Administrative Agent may reasonably request, dated as of the Amendment Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and Company hereby instructs, and Holdings shall instruct, such counsel to deliver such opinions to Agents and Lenders).

(e)Fees. Company shall have paid all fees payable by it on the Amendment Effective Date pursuant to the Fee Letter (which amounts may be paid with the proceeds of a Credit Extension).

(f)Amendment Effective Date Certificate. Holdings and Company shall have delivered to the Administrative Agent an originally executed Amendment Effective Date Certificate, together with all attachments thereto.

(g)No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of the Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or that would reasonably be expected to result in a Material Adverse Effect.

(h)No Material Adverse Change. Since December 31, 2018, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(i)No Default or Event of Default. No Default, Event of Default or Servicer Default shall have occurred and be continuing.

(j)Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all such counterpart originals or certified copies of such documents as they may reasonably request.

Each Agent and Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Amendment Effective Date.

3.3    Conditions to Each Credit Extension.

(a)Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of any condition set forth in the Undertakings Agreement and the following conditions precedent:

(i)Administrative Agent, Paying Agent, Custodian and the Class B Agent shall have received a fully executed and delivered Funding Notice together with a Borrowing Base Certificate, evidencing sufficient Revolving Availability with respect to the requested Loans, and a Borrowing Base Report;

(ii)both before and after making any Revolving Loans requested on such Credit Date, the Total Utilization of Class A Revolving Commitments shall not exceed the Class A Borrowing Base and the Total Utilization of Class B Revolving Commitments shall not exceed the Class B Borrowing Base;

(iii)as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, other than those representations and warranties which are qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects on and as of that Credit Date, except, in each case, to the extent such representations and warranties (A) specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects, or true and correct in all respects, as the case may be on and as of such earlier date, or (B) relate to a Receivable that is later required to be repurchased, and is so repurchased, by the Seller in accordance with the Asset Purchase Agreement based upon knowledge obtained by Company or Holdings after such Credit Date;

(iv)as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(v)the Administrative Agent, Paying Agent and the Class B Agent shall have received the Borrowing Base Report for the Business Day prior to the Credit Date which shall be delivered on a pro forma basis for the first Credit Date hereunder;

(vi)in accordance with the terms of the Custodial Agreement, Company has delivered, or caused to be delivered to the Custodian, the Receivable File related to each Receivable that is, on such Credit Date, being transferred and delivered to Company pursuant to the Asset Purchase Agreement, and the Collateral Agent has received a Collateral Receipt and Exception Report from the Custodian, which Collateral Receipt and Exception Report is acceptable to the Collateral Agent in its Permitted Discretion.

Notwithstanding anything contained herein to the contrary, the Paying Agent shall not be responsible or liable for determining whether any conditions precedent to making a Loan have been satisfied.
(b)Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent, Paying Agent and the Class B Agent.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, Company represents and warrants to each Agent and Lender that on the Amendment Effective Date, each Credit Date after the Amendment Effective Date and on each Transfer Date, that the following statements are true and correct:
4.1    Organization; Requisite Power and Authority; Qualification; Other Names. Company (a) is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to result in a Material Adverse Effect. Company does not operate or do business under any assumed, trade or fictitious name. Company has no Subsidiaries.

4.2    Capital Stock and Ownership. The Capital Stock of Company has been duly authorized and validly issued and is fully paid and non-assessable. As of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company is a party requiring, and there is no membership interest or other Capital Stock of Company outstanding which upon conversion or exchange would require, the issuance by Company of any additional membership interests or other Capital Stock of Company or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company. All membership interests in the Company as of the Amendment Effective Date are owned by Holdings.

4.3    Due Authorization. The execution, delivery and performance of the Credit Documents to which Company is a party have been duly authorized by all necessary action of Company.

4.4    No Conflict. The execution, delivery and performance by Company of the Credit Documents to which it is party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any law or any governmental rule or regulation applicable to Company, any of the Organizational Documents of Company, or any order, judgment or decree of any court or other Governmental Authority binding on Company; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company (other than any Permitted Liens); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company, except for such approvals or consents which have been obtained.

4.5    Governmental Consents. The execution, delivery and performance by Company of the Credit Documents to which Company is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Original Closing Date other than (a) those that have already been obtained and are in full force and effect, or (b) any consents or approvals the failure of which to obtain will not have a Material Adverse Effect.

4.6    Binding Obligation. Each Credit Document to which Company is a party has been duly executed and delivered by Company and is the legally valid and binding obligation of Company, enforceable against Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7    Eligible Receivables. Each Receivable that is identified by Company as an Eligible Receivable in a Borrowing Base Certificate satisfies all of the criteria set forth in the definition of Eligibility Criteria (other than any Receivable that is required to be repurchased, and is so repurchased, by the Seller in accordance with the Asset Purchase Agreement based upon knowledge obtained by Company or Holdings after the date of such Borrowing Base Certificate).

4.8    Historical Financial Statements. The Historical Financial Statements and any financial statements delivered to the Agents and the Lenders pursuant to Section 5.1(b) or (c) after the Amendment Effective Date were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year‑end adjustments.

4.9    No Material Adverse Effect. Since December 31, 2018, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10    Adverse Proceedings, etc. There are no Adverse Proceedings (other than counter claims relating to ordinary course collection actions by or on behalf of Company) pending against Company that challenges Company’s right or power to enter into or perform any of its obligations under the Credit Documents to which it is a party or that individually or in the aggregate are material to Company. Company is not (a) in violation of any applicable laws, rules or regulations in any material respect, or (b) subject to or in default with respect to any judgments, writs, injunctions or decrees of any court or any federal, state, municipal or other Governmental Authority except as would not reasonably be expected to result in a Material Adverse Effect.

4.11    Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Company required to be filed by it have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Company knows of no proposed tax assessment against Company which is not being actively contested by Company in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12    Title to Assets. Company has no fee, leasehold or other property interests in any real property assets. Company has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 5.1. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens. All Liens purported to be created in any Collateral pursuant to any Collateral Document in favor of Collateral Agent are First Priority Liens.

4.13    No Indebtedness. Company has no Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement or otherwise permitted hereunder.

4.14    No Defaults. Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to result in a Material Adverse Effect.

4.15    Material Contracts. Company is not a party to any Material Contracts.

4.16    Government Contracts. Company is not a party to any contract or agreement with any Governmental Authority, and the Pledged Receivables are not subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

4.17    Governmental Regulation. Company is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Company is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18    Margin Stock. Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Company will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19    Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Company does not maintain or contribute to any Employee Benefit Plan.

4.20    Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.21    Solvency; Fraudulent Conveyance. Company is and, upon the incurrence of any Credit Extension by Company on any date on which this representation and warranty is made, will be, Solvent. Company is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. Company shall not use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors. Company has given fair consideration and reasonably equivalent value in exchange for the sale of the Receivables by Holdings under the Asset Purchase Agreement.

4.22    Compliance with Statutes, etc. Company is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property.

4.23    Matters Pertaining to Related Agreements.

(a)Delivery. Company has delivered, or caused to be delivered, to each Agent and each Lender complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Original Closing Date, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Original Closing Date.

(b)The Asset Purchase Agreement creates a valid transfer and assignment to Company of all right, title and interest of Holdings in and to all Pledged Receivables and all Related Security conveyed to Company thereunder and Company has a First Priority perfected security interest therein. Company has given reasonably equivalent value to Holdings in consideration for the transfer to Company by Holdings of the Pledged Receivables and Related Security pursuant to the Asset Purchase Agreement.

(c)Each Receivables Program Agreement creates a valid transfer and assignment to Holdings of all right, title and interest of the Receivables Account Bank in and to all Receivables and Related Security conveyed or purported to be conveyed to Holdings thereunder. Holdings has given reasonably equivalent value to the Receivables Account Bank in consideration for the transfer to Holdings by the Receivables Account Bank of the Receivables and Related Security pursuant to the applicable Receivables Program Agreement.

4.24    Disclosure. No documents, certificates, written statements or other written information furnished to Lenders by or on behalf of Holdings or Company for use in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or taken as a whole, omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, provided, that, projections and pro forma financial information contained in such materials were prepared based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

4.25    Patriot Act. To the extent applicable, Company and Holdings are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended to the date hereof and from time to time hereafter, and any successor statute.

4.26    Remittance of Collections. Company represents and warrants that each remittance of Collections by it hereunder to any Agent or any Lender hereunder will have been (a) in payment of a debt incurred by Company in the ordinary course of business or financial affairs of Company and (b) made in the ordinary course of business or financial affairs.

SECTION 5.    AFFIRMATIVE COVENANTS

Company covenants and agrees that until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 5.
5.1    Financial Statements and Other Reports. Unless otherwise provided below, Company or its designee will deliver to each Agent and each Lender:

(a)Reserved.

(b)Quarterly Financial Statements. Promptly after becoming available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year, the consolidated balance sheet of Holdings and (ii) upon the request of the Administrative Agent, the Company, in each case, as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and, upon the request of the Administrative Agent, the Company, in each case, for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c)Annual Financial Statements. Promptly after becoming available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated balance sheets of Holdings as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Holdings (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d)Compliance Certificates. Together with each delivery of financial statements of Holdings and, upon the request of the Administrative Agent, Company pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f)Collateral Reporting.

(i)On each Monthly Reporting Date, with each Funding Notice, and at such other times as any Agent or Lender shall request in its Permitted Discretion, a Borrowing Base Certificate

(calculated as of the close of business of the previous Monthly Period or as of a date no later than three (3) Business Days prior to such request), together with a reconciliation to the most recently delivered Borrowing Base Certificate and Borrowing Base Report, in form and substance reasonably satisfactory to Administrative Agent, Paying Agent and the Class B Agent. Each Borrowing Base Certificate delivered to Administrative Agent, Paying Agent and the Class B Agent shall bear a signed statement by an Authorized Officer certifying the accuracy and completeness in all material respects of all information included therein. The execution and delivery of a Borrowing Base Certificate shall in each instance constitute a representation and warranty by Company to Administrative Agent, Paying Agent and each Class B Revolving Lender that each Receivable included therein as an “Eligible Receivable” (other than any Receivable repurchased by Holdings in accordance with the Asset Purchase Agreement) is, in fact, an Eligible Receivable as of the date thereof. In the event any request for a Loan, or a Borrowing Base Certificate or other information required by this Section 5.1(f) is delivered to Administrative Agent, Paying Agent and the Class B Agent by Company electronically or otherwise without signature, such request, or such Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of Company by an Authorized Officer and constitute a representation to Administrative Agent, Paying Agent and each Class B Revolving Lender as to the authenticity thereof. The Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Receivables or such other matters as are necessary to determine the Borrowing Base, but in each case only to the extent the Administrative Agent is expressly provided such discretion by this Agreement.

(ii)On each Monthly Reporting Date, (A) the Monthly Servicing Report to Administrative Agent, Paying Agent and the Class B Agent on the terms and conditions set forth in the Servicing Agreement, and (B) the Master Record to the Paying Agent. Notwithstanding any other provision of the Credit Documents, no Lender or Agent (other than the Paying Agent) shall have a right to receive the Master Record.

(g)Legal Update. Together with each delivery of a Compliance Certificate pursuant to Section 5.1(d) and otherwise promptly upon any Authorized Officer’s knowledge thereof, written notice of the occurrence of any material Change in Law reasonably expected to have a significant adverse impact on Holding’s commercial loan program (or, if there are no such material Changes in Law since the last update provided by Company pursuant to this Section 5.1(g), a written confirmation that there are no such legal developments since such last update).

(h)Notice of Default. Promptly upon an Authorized Officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Company with respect thereto; (ii) that any Person has given any notice to Holdings or Company or taken any other action with respect to any event or condition set forth in Section 7.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, an Adverse Effect or a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Holdings or Company, as applicable, has taken, is taking and proposes to take with respect thereto;

(i)Notice of Litigation. Promptly upon any Authorized Officer of Company obtaining knowledge of an Adverse Proceeding (i) against Company, Holdings, or any Subsidiary thereof or any of their respective property, whether not previously disclosed in writing by Company to Lenders or any material development in any such Adverse Proceeding (including any adverse ruling or significant adverse development in any Adverse Proceeding) that would be reasonably expected to have a significant adverse impact on Company or Holdings or any Subsidiary thereof, or (ii) otherwise affecting Company, Holdings, or any Subsidiary thereof or any of their respective property that would be reasonably expected to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Company or Holdings to enable Lenders and their counsel to evaluate such matters;

(j)ERISA. (i) Promptly upon an Authorized Officer of Company becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) upon the Administrative Agent’s reasonable written request (which shall not be made more than once in any twelve consecutive month period, unless the Administrative Agent has been informed of the occurrence or forthcoming occurrence of an ERISA Event pursuant to the preceding sub-clause (i), in which case such requests may be made more frequently), with commercially reasonable promptness, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Employee Benefit Security Administration of the U.S. Department of Labor with respect to each affected Pension Plan. With respect to any affected Multiemployer Plan contributed to or required to be contribute to by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates, the Administrative Agent may request in writing not more than once during any twelve consecutive month period (unless the Administrative Agent has been informed of the occurrence or forthcoming occurrence of an ERISA Event pursuant to the preceding sub-clause (i), in which case such requests may be made more frequently)) that Holdings, its Subsidiary or its ERISA Affiliate, as applicable, request from such Multiemployer Plan the information available under Section 101(k) and/or Section 101(l) of ERISA. Promptly following receipt of such information from such Multiemployer Plan, an Authorized Officer of the Company shall provide such information to the Administrative Agent;

(k)Information Regarding Collateral. Prior written notice to Collateral Agent of any change (i) in Company’s corporate name, (ii) in Company’s identity, corporate structure or jurisdiction of organization, or (iii) in Company’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents;

(l)Public Reporting. The obligations in Sections 5.1(b) and (c) in respect of Holdings’ financial statements may be satisfied by furnishing, at the option of Holdings, the applicable financial statements as described above or Holdings’ Annual Report on Form 10-K or Holdings’ Quarterly Report on Form 10-Q, as filed with the SEC, as applicable;

(m)Other Information.

(i)not later than Friday of each week (or if such day is not a Business Day, the immediately preceding Business Day) in which a Borrowing Base Report has not otherwise been delivered hereunder, a Borrowing Base Report; and

(ii)such material information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or Lender, in each case,

which relate to Company’s or Holdings’ financial or business condition or the Collateral or with respect to confirming satisfaction of the conditions set forth in Section 3.3.

5.2    Existence. Except as otherwise permitted under Section 6.8, Company will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

5.3    Payment of Taxes and Claims. Company will pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. Company will not file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries). In addition, Company agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Credit Document.

5.4    Insurance. Company shall cause Holdings to maintain or cause to be maintained, with financially sound and reputable insurers, (a) all insurance required to be maintained under the Servicing Agreement, (b) business interruption insurance reasonably satisfactory to Administrative Agent, and (c) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each Agent and Lender hereby agrees and acknowledges that the insurance maintained by Holdings on the Original Closing Date satisfies the requirements set forth in this Section 5.4.

5.5    Inspections; Compliance Audits.

(a)At any time during the existence of an Event of Default and otherwise not more than one time during any Fiscal Year, Company will, upon reasonable advance notice by the Administrative Agent, permit or cause to be permitted, as applicable, one or more authorized representatives designated by the Administrative Agent to visit and inspect (a “Compliance Review”) during normal working hours any of the properties of Company or Holdings to (i) inspect, copy and take extracts from relevant financial and accounting records, and to discuss its affairs, finances and accounts with employees of Company or Holdings, and (ii) verify the compliance by Company or Holdings with the Credit Agreement, the other Credit Documents and/or the Underwriting Policies, as applicable, provided that, other than during the existence of an Event of Default, Company shall not be obligated to pay more than $50,000 in the aggregate during any Fiscal Year in connection with any Compliance Review, inspection pursuant to the Custodial Agreement or other inspection required by the Credit Documents; provided, however, that the foregoing cap shall not apply to any audits required to rectify material findings from audits and inspections conducted pursuant to the Credit Documents. In connection with any such Compliance Review, Company will permit any authorized representatives designated by the Administrative Agent to review Company’s form of Receivable Agreements, Underwriting Policies, information processes and controls, and compliance practices and procedures (“Materials”). Such authorized representatives may make written recommendations regarding Company’s compliance with applicable Requirements of Law, and Company shall consult in good faith with the Administrative Agent regarding such recommendations. The Administrative Agent agrees to use a single independent certified public accountants or other third-party provider in connection with any Compliance Review pursuant to this Section 5.5.

(b)If the Administrative Agent engages any independent certified public accountants or other third-party provider to prepare any report in connection with the Compliance Review, the Administrative Agent shall make such report available to any Lender, upon request, provided, that delivery of any such report may be conditioned on prior receipt by such independent certified public accountants or other third party provider of the acknowledgements and agreements that such independent certified public accountants or third party provider customarily requires of recipients of reports of that kind.

(c)In connection with a Compliance Review, the Administrative Agent or its designee may contact a Receivables Obligor as reasonably necessary to perform such inspection or Compliance Review, as the case may be, provided, however, such contact shall be made in the name of, and in cooperation with, Holdings and Company.

5.6    Compliance with Laws. Company shall, and shall cause Holdings to, comply with the Requirements of Law, noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.7    Separateness. Company shall at all times comply with Section 5(d), Section 7, Sections 9(e) and (f), Section 10, Section 28, Section 30 and Section 31 (or any successor sections) of the Limited Liability Company Agreement, and shall not violate or cause to be violated the assumptions made with respect to Company in any opinion letter pertaining to substantive consolidation delivered to Lenders in connection with the Credit Documents.

5.8    Further Assurances. At any time or from time to time upon the request of any Agent or Lender, Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent or Lender may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 9.21. In furtherance and not in limitation of the foregoing, Company shall take such actions as the Administrative Agent or any Class A Revolving Lender may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of Company.

5.9    Communication with Accountants.

(a)At any time during the existence of an Event of Default, Company authorizes Administrative Agent to communicate directly with Company’s independent certified public accountants and authorizes and shall instruct such accountants to communicate directly with Administrative Agent and authorizes such accountants to (and, upon Administrative Agent’s request therefor, shall request that such accountants) communicate to Administrative Agent information relating to Company with respect to the business, results of operations and financial condition of Company (including the delivery of audit drafts and letters to management), provided that advance notice of such communication is given to Company, and Company is given a reasonable opportunity to cause an officer to be present during any such communication.

(b)If the independent certified public accountants report delivered in connection with Section 5.1(c) is qualified, then the Company authorizes the Administrative Agent to communicate directly with the Company’s independent certified public accountants with respect to such qualification, provided that advance notice of such communication is given to the Company, and the Company is given a reasonable opportunity to cause an officer to be present during any such communication.

(c)The failure of the Company to be present during any communication permitted under Section 5.9(a) and/or Section 5.9(b) after the Company has been given a reasonable opportunity to cause an officer to be present shall in no way impair the rights of the Administrative Agent under Section 5.9(a) and/or Section 5.9(b).

5.10    Special Covenants Regarding Compliance with the EU Securitization Rules.

Holdings, in its capacity as sole member of Company, and as “originator” for purposes of the EU Securitization Rules, represents that, on the Original Closing Date, its membership interest in the Company (the “Retained Interest”) represents a net economic interest in the Eligible Receivables which is not less than 5% of the aggregate Outstanding Principal Balance of the Eligible Receivables, except to the extent permitted under the EU Securitization Rules, and the Retained Interest takes the form of the first loss tranche in accordance with Article 6(3)(d) of the EU Securitization Regulation, as represented by overcollateralization with respect to the Receivables. Holdings agrees that, from the Original Closing Date until the Termination Date, it shall, for the benefit of each Lender and the Class B Agent, and each holding company of any Lender or of the Class B Agent, that is required to comply with the requirements of the EU Securitization Rules, unless each such Lender or Class B Agent shall otherwise consent in writing:
(a)hold such membership interest on an ongoing basis until the Termination Date; provided, that Holdings shall not be restricted by this Section 5.10(a) from transferring one or more senior interests in the membership interest, so long as it maintains the most subordinate interest in such membership interest and such subordinate interest represents a net economic interest in the Eligible Receivables which is not less than 5% of the aggregate Outstanding Principal Balance of the Eligible Receivables and otherwise satisfies the requirements of the Article 6(3)(d) of EU Securitization Regulation (the “Minimum Retained Membership Interest”);

(b)not subject the Minimum Retained Membership Interest to any hedge, credit risk mitigation or short position, or sell, transfer or otherwise surrender all or part of its rights, benefits or obligations arising from or associated with the Minimum Retained Membership Interest, that is not permitted under the EU Securitization Rules;

(c)confirm in writing that it continues to comply with subsections (a) and (b) above (i) to the Servicer on each Monthly Reporting Date for the purpose of each Monthly Servicing Report (and authorize the Servicer to include a statement to that effect in that Monthly Servicing Report), and (ii) to the Administrative Agent and each Class B Agent (A) on the occurrence of any Default or Event of Default and (B) promptly on request by the Administrative Agent, the Class B Agent or any Lender subject to the EU Securitization Rules in connection with a material change in performance of the Loans or the risk characteristics of the Loans or Receivables;

(d)provide notice promptly to the Administrative Agent and the Class B Agent in the event it has breached subsections (a) or (b) above;

(e)notify the Administrative Agent and the Class B Agent of any change to the form of retention of the Retained Interest; and

(f)provide (at the cost of the requesting entity) all information, documents, reports and notifications (collectively, the “Information”) which (i) is in Holding's possession and (ii) the Administrative Agent or the Class B Agent reasonably requests in order for the Administrative Agent or the Class B Agent or any Lender to comply with its obligations under the EU Securitization Rules with respect to the Loans; provided, that with respect to any Information that is not in Holdings’ possession but is obtainable, Holdings shall take reasonable steps to obtain any such Information.

Holdings represents and warrants for the benefit of each Lender and the Class B Agent, and each holding company of any Lender or of the Class B Agent, that (A) it was not established for, and does not operate for, the sole purpose of securitizing exposures; and (B) each Receivable has been and will be originated pursuant to a sound and well-defined credit granting criteria and clearly established processes for approving, amending, modifying, renewing and financing the Receivables and it has and shall maintain effective systems in place to apply those criteria and processes to ensure that the Receivables have been and are granted and approved based on a thorough assessment of each obligor’s creditworthiness.
5.11    Acquisition of Receivables from Holdings. With respect to each Pledged Receivable, Company shall (a) acquire such Receivable pursuant to and in accordance with the terms of the Asset Purchase Agreement, (b) take all actions necessary to perfect, protect and more fully evidence Company’s ownership of such Receivable, including, without limitation, executing or causing to be executed (or filing or causing to be filed) such other instruments or notices as may be necessary or appropriate and (c) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of Company, the Agents and the Lenders.

5.12    Class B Revolving Lender Information Rights. Company shall provide to the Class B Agent, which shall promptly forward to each Class B Revolving Lender, (a) substantially contemporaneously with its provision to the Administrative Agent any written information required to be provided to the Administrative Agent under any Credit Document, and (b) prompt written notice of (i) any Event of Default under this Agreement and (ii) any written waiver or consent provided under, or any amendment of, any Credit Document.

SECTION 6.    NEGATIVE COVENANTS

Company covenants and agrees that, until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 6.
6.1    Indebtedness. Company shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the Obligations.

6.2    Liens. Company shall not directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens.

6.3    Equitable Lien. If Company shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4    No Further Negative Pledges. Except pursuant to the Credit Documents Company shall not enter into any Contractual Obligation prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5    Restricted Junior Payments. Company shall not through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that, Restricted Junior Payments may be made by Company from time to time with respect to any amounts distributed to Company in accordance with Section 2.12(a)(xiii). Notwithstanding anything herein to the contrary, on any Credit Date with respect to a Credit Extension, Company may without further action on the part of Company distribute the proceeds of such Credit Extension to Holdings so long as no Borrowing Base Deficiency has occurred or would result therefrom (a “Borrower Distribution”).

6.6    Subsidiaries. Company shall not form, create, organize, incorporate or otherwise have any Subsidiaries.

6.7    Investments. Company shall not, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except Investments in Cash, Permitted Investments and Receivables (and property received from time to time in connection with the workout or insolvency of any Receivables Obligor), and Permitted Investments in the Controlled Accounts.

6.8    Fundamental Changes; Disposition of Assets; Acquisitions. Company shall not enter into any transaction of merger or consolidation, or liquidate, divide, wind‑up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired (other than, provided no Event of Default pursuant to Section 7.1(a), 7.1(f), 7.1(g) or 7.1(l) has occurred and is continuing, Permitted Asset Sales; provided that Permitted Asset Sales under clause (d) of the definition thereof shall be permitted at all times subject to receipt of the consent required therein), or acquire by purchase or otherwise (other than acquisitions of Eligible Receivables, or Permitted Investments in a Controlled Account (and property received from time to time in connection with the workout or insolvency of any Receivables Obligor)) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person.

6.9    Sales and Lease‑Backs. Company shall not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Company (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company to any Person in connection with such lease.

6.10    Transactions with Shareholders and Affiliates. Company shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder other than the transactions contemplated or permitted by the Credit Documents and the Related Agreements.

6.11    Conduct of Business. From and after the Original Closing Date, Company shall not engage in any business other than the businesses engaged in by Company on the Original Closing Date.

6.12    Fiscal Year. Company shall not change its Fiscal Year‑end from December 31st.

6.13    Servicer; Backup Servicer; Custodian. The Company may not (i) terminate, remove, replace Servicer, Backup Servicer or the Custodian or (ii) subcontract out any portion of the servicing or permit third party servicing other than the Backup Servicer, except, in each case, as expressly set forth in the applicable Credit Document and subject to satisfaction of the related requirements therein. The Administrative Agent may not terminate, remove, or replace the Servicer, Backup Servicer or the Custodian except as expressly set forth in the applicable Credit Document and subject to satisfaction of the related requirements therein.

6.14    Acquisitions of Receivables. Company may not acquire Receivables from any Person other than Holdings pursuant to the Asset Purchase Agreement.

6.15    Independent Manager. Company shall not fail at any time to have at least one independent manager (an “Independent Manager”) who:

(a)is provided by a nationally recognized provider of independent directors;

(b)is not and has not been employed by Company or Holdings or any of their respective Subsidiaries or Affiliates as an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, Company or Holdings or any of their respective Affiliates within the five years immediately prior to such individual’s appointment as an Independent Manager, provided that this paragraph (b) shall not apply to any person who serves as an independent director or an independent manager for any Affiliate of any of Company or Holdings;

(c)is not, and has not been within the five years immediately prior to such individual’s appointment as an Independent Manager, a customer or creditor of, or supplier to, Company or Holdings or any of their respective Affiliates who derives any of its purchases or revenue from its activities with Company or Holdings or any of their respective Affiliates thereof (other than a de minimis amount);

(d)is not, and has not been within the five years immediately prior to such individual’s appointment as an Independent Manager, a person who controls or is under common control with any Person described by clause (b) or (c) above;

(e)does not have, and has not had within the five years immediately prior to such individual’s appointment as an Independent Manager, a personal services contract with Company or Holdings or any of their respective Subsidiaries or Affiliates, from which fees and other compensation received by the person pursuant to such personal services contract would exceed 5% of his or her gross revenues during the preceding calendar year;

(f)is not affiliated with a tax-exempt entity that receives, or has received within the five years prior to such appointment as an Independent Manager, contributions from Company or Holdings or any of their respective Subsidiaries or Affiliates, in excess of the lesser of (i) 3% of the consolidated gross revenues of Holdings and its Subsidiaries during such fiscal year and (ii) 5% of the contributions received by the tax-exempt entity during such fiscal year;

(g)is not and has not been a shareholder (or other equity owner) of any of Company or Holdings or any of their respective Affiliates within the five years immediately prior to such individual’s appointment as an Independent Manager;

(h)is not a member of the immediate family of any Person described by clause (b) through (g) above;

(i)is not, and was not within the five years prior to such appointment as an Independent Manager, a financial institution to which Company or Holdings or any of their respective Subsidiaries or Affiliates owes outstanding Indebtedness for borrowed money in a sum exceeding more than 5% of Holdings’ total consolidated assets;

(j)has prior experience as an independent director or manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and

(k)has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

Upon Company learning of the death or incapacity of an Independent Manager, Company shall have ten (10) Business Days following such death or incapacity to appoint a replacement Independent Manager. Any replacement of an Independent Manager will be permitted only upon (a) two (2) Business Days’ prior written notice to each Agent and Lender, (b) Company’s certification that any replacement manager will satisfy the criteria set forth in clauses (a)-(i) of this Section 6.14 and (c) the Administrative Agent’ written consent to the appointment of such replacement manager. For the avoidance of doubt, other than in the event of the death or incapacity of an Independent Manager, Company shall at all times have an Independent Manager and may not terminate any Independent Manager without the prior written consent of the Administrative Agent, which consent the Administrative Agent may withhold in its sole discretion.
6.16    Organizational Agreements. Except as otherwise expressly permitted by other provisions of this Agreement or any other Credit Document, Company shall not (a) enter into any contract with any Person other than the Credit Documents, any Related Agreement to which it is a party, and an agreement related to the appointment of the Independent Manager and process agent, in each case, as of the Original Closing Date or any agreement entered into in connection with a Permitted Asset Sale; (b) amend, restate, supplement or modify, or permit any amendment, restatement, supplement or modification to, its Organizational Documents, without obtaining the prior written consent of the Requisite Lenders to such amendment, restatement, supplement or modification, as the case may be; (c) agree to any termination, amendment, restatement, supplement or other modification to, or waiver of, or permit any termination, amendment, restatement, supplement or other modification to, or waivers of, any of the provisions of any

Credit Document without the prior written consent of the Requisite Lenders; or (d) amend, restate, supplement or modify in any material respect, or permit any amendments, restatements, supplements or modifications in any material respect, to any Receivables Program Agreement in a manner that could reasonably be expected to have an Adverse Effect on the Lenders.

6.17    Changes in Underwriting or Other Policies. Company shall provide the Administrative Agent and the Requisite Class B Revolving Lenders with prior written notice of any change or modification to the Underwriting Policies that would reasonably be expected to be materially adverse to the Lenders. Without the prior consent of the Administrative Agent and the Requisite Class B Revolving Lenders, such consent not to be unreasonably withheld, conditioned or delayed (with any such consent being deemed to be automatically granted by the Administrative Agent and the Requisite Class B Revolving Lenders on the seventh (7th) Business Day after the Administrative Agent and the Requisite Class B Revolving Lenders receives notice of any such applicable change unless the Administrative Agent or the Requisite Class B Revolving Lenders shall have notified the Company in writing that the requested consent is not being provided and its rationale therefor), the Company shall not agree to, and shall cause Holdings not to, (a) make any change to the forms of Receivable Agreements used in connection with the origination of Loans that, in any such case, would reasonably be expected to result in an Adverse Effect, or (b) make any change to the Underwriting Policies, in each case, that would reasonably be expected to be materially adverse to the Lenders (provided, that any change to the Underwriting Policies which has the effect of modifying the Eligibility Criteria in a manner which changes the calculation of the Class A Borrowing Base and the Class B Borrowing Base shall be deemed to be materially adverse to the Lenders for purposes of this Section 6.16).

6.18    Receivable Program Agreements. The Company shall perform and comply with its obligations under the Receivables Program Agreements and enforce the rights and remedies afforded to it against the Receivables Account Bank under the Receivables Program Agreements, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in an Adverse Effect.

SECTION 7.    EVENTS OF DEFAULT

7.1    Events of Default. If any one or more of the following events shall occur.

(a)Failure to Make Payments When Due. Other than with respect to a Borrowing Base Deficiency, failure by Company to pay (i) when due, the principal of and premium, if any, on any Loan whether at stated maturity (including on the Maturity Date), by acceleration or otherwise; (ii) within three (3) Business Days after its due date, any interest on any Loan; or (iii) within thirty (30) days after its due date, any fee or other amount due hereunder; or

(b)Default in Other Agreements. Breach or default by Holdings with respect to any other material term of (1) one or more items of Indebtedness for borrowed money with a principal amount in excess of $1,000,000, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness for borrowed money, in each case beyond the grace period, if any, provided therefor, and such breach or default described in clause (1) or (2) above results, in any such case, in the acceleration of amounts owed thereunder, provided that any resulting acceleration caused by such failure, breach or default, as the case may be, shall constitute an Event of Default hereunder only after the Administrative Agent shall have provided written notice to Company that the resulting acceleration caused by such failure, breach or default, as the case may be, constitutes an Event of Default hereunder; or

(c)Breach of Certain Covenants. Failure of Company to perform or comply with any term or condition contained in Section 2.3, Section 2.11, Section 5.2, Section 5.7 or Section 6, or failure to distribute Collections in accordance with Section 2.12; provided that any failure of Company to perform or comply with any term or condition contained in Section 6.16 or 6.17 shall constitute an Event of Default hereunder only after the Administrative Agent shall have provided written notice to Company that such breach constitutes an Event of Default hereunder;

(d)Breach of Representations, etc. Any representation or warranty, certification or other statement made or deemed made by Company or Holdings (or Holdings as Servicer) in any Credit Document or in any statement or certificate at any time given by Company or Holdings (or Holdings as Servicer) in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect, other than any representation, warranty, certification or other statement which is qualified by materiality or “Material Adverse Effect”, in which case, such representation, warranty, certification or other statement shall be true and correct in all respects, in each case, as of the date made or deemed made and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of Company or Holdings becoming aware of such default, or (ii) receipt by Company of notice from any Agent or Lender of such default; or

(e)Other Defaults Under Credit Documents. Company or Holdings shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents other than any such term referred to in any other Section of this Section 7.1 (or, for the avoidance of doubt, any event that is an Early Amortization Event and not enumerated as an Event of Default in this Section 7.1) and such default shall not have been remedied or waived within (i) other than with respect to any breach of Section 5.1(f), thirty (30) days after the earlier of (A) an Authorized Officer of Company or Holdings becoming aware of such default, or (B) receipt by Company or Holdings of notice from Administrative Agent or any Lender of such default; or (ii) with respect to any breach of Section 5.1(f), such default shall not have been remedied or waived within three (3) Business Days (provided that the three (3) Business Day grace period described in this Section 7.1(e)(ii) may be utilized no more than three (3) times during any period of twelve (12) consecutive Monthly Periods); or

(f)Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or Holdings in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or Holdings under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or Holdings, or over all or a substantial part of its respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or Holdings for all or a substantial part of its respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or Holdings, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or Holdings shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; or Company or Holdings shall make any assignment for the benefit of creditors; or (ii) Company or Holdings shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or Holdings (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f); or

(h)Judgments and Attachments.

(i)Any money judgment, writ or warrant of attachment or similar process (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

(ii)Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,000,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings (or Holdings as Servicer) or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(iii)Any tax lien or lien of the PBGC shall be entered or filed against Company or Holdings (involving, with respect to Holdings only, an amount in excess of $5,000,000) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of ten (10) days;

(iv)Dissolution. Any order, judgment or decree shall be entered against Company or Holdings decreeing the dissolution or split up of Company or Holdings, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(i)Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in a Material Adverse Effect during the term hereof or result in a Lien being imposed on the Collateral; or (ii) Company shall establish or contribute to any Employee Benefit Plan; or

(j)Change of Control. A Change of Control shall occur; or

(k)Servicing Agreement. A Servicer Default shall have occurred and be continuing; or

(l)Backup Servicer Default. The Backup Servicing Agreement shall terminate for any reason and, provided that the Administrative Agent shall have used commercially reasonable efforts to timely engage a replacement Backup Servicer following such termination, within one hundred eighty (180) days of such termination no replacement agreement with an alternative backup servicer shall be effective; or

(m)Borrowing Base Deficiency; Repurchase Failure. (i) Failure by Company to pay any Borrowing Base Deficiency within two (2) Business Days after the due date thereof, or (ii) failure of Holdings to repurchase any Receivable as and when required under the Asset Purchase Agreement; or

(n)Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than in accordance with its terms) or shall be declared null and void by a court of competent jurisdiction or the enforceability thereof shall be impaired in any material respect, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (in each case, other than (A) by reason of a release of Collateral in accordance with the terms hereof or thereof or (B) the satisfaction in full of the Obligations and any other amount due hereunder or any other Credit Document in accordance with the terms hereof); or (ii) any of the Credit Documents for any reason, other than the satisfaction in full of all Obligations and any other amount due hereunder or any other Credit Document (other than contingent indemnification obligations for which demand has not been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void by a court of competent jurisdiction or a party thereto or Holdings, as the case may be, shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or

(o)Investment Company Act. Holdings or Company become subject to any federal or state statute or regulation which may render all or any portion of the Obligations unenforceable, or Company becomes a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940;
THEN, upon the occurrence of any Event of Default, the Administrative Agent may, and shall, at the written request of the Requisite Lenders, take any of the following actions: (w) upon notice to the Company, terminate the Revolving Commitments, if any, of each Lender having such Revolving Commitments, (x) upon notice to the Company, declare the unpaid principal amount of and accrued interest on the Loans and all other Obligations immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company; (y) direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents and (z) take any and all other actions and exercise any and all other rights and remedies of the Administrative Agent under the Credit Documents; provided that upon the occurrence of any Event of Default described in Section 7.1(f) or 7.1(g), the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, and the Revolving Commitments shall automatically and immediately terminate, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company.
SECTION 8.    AGENTS

8.1    Appointment of Agents. Each Class A Revolving Lender hereby authorizes Deutsche Bank AG, New York Branch to act as Administrative Agent to the Class A Revolving Lenders hereunder and under the other Credit Documents and each Class A Revolving Lender hereby authorizes Deutsche Bank AG, New York Branch, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Lender hereby authorizes Deutsche Bank AG, New York Branch, to act as the Collateral Agent on its behalf under the Credit Documents. DBSI is hereby appointed Syndication Agent and Documentation Agent hereunder. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agents and Lenders and neither Company nor Holdings shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent (other than Administrative Agent) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of the Class A Revolving Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Class B Revolving Lender, Holdings or any of its Subsidiaries. Each Class B Revolving Lender hereby authorizes Deutsche Bank AG, New York Branch to act as an agent on behalf of the Class B Revolving Lenders in accordance with the terms hereof and the other Credit Documents (the “Class B Agent”). Upon any such appointment of a Class B Agent, any delivery, notice or similar requirement to be sent to or received from the Class B Revolving Lenders hereunder or in any other Credit Document shall instead be sent to or received from the Class B Agent, on behalf of the Class B Revolving Lenders. In performing its functions and duties hereunder, the Class B Agent shall act solely as an agent of the Class B Revolving Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Class A Revolving Lender, Holdings or any of its Subsidiaries. Each of Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Original Closing Date, DBSI, in its capacity as Syndication Agent or in its capacity as Documentation Agent, shall not have any obligations but shall be entitled to all benefits of this Section 8.

8.2    Powers and Duties. Each Lender irrevocably authorizes each Agent (other than Administrative Agent) to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Class A Revolving Lender irrevocably authorizes Administrative Agent to take such action on such Class A Revolving Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each such Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No such Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any such Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

8.3    General Immunity.

(a)No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of Company or Holdings to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or Holdings or any other Person liable for the payment of any Obligations or any other amount due hereunder or any other Credit Document, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Paying Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)Exculpatory Provisions Relating to Administrative Agent. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Class A Revolving Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Credit Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Class A Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from Requisite Class A Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and Company), accountants, experts and other professional advisors selected by it; and (ii) no Class A Revolving Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Class A Lenders (or such other Lenders as may be required to give such instructions under Section 9.5).

(c)Exculpatory Provisions Relating to Other Agents. No Agent (other than Administrative Agent) nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each such Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each such Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and Company), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any such Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5).

8.4    Agents Entitled to Act as Lender. Any agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

8.5    Lenders’ Representations, Warranties and Acknowledgment.

(a)Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and Company in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and Company. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Amendment Effective Date.

8.6    Right to Indemnity.

(a)Administrative Agent. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, its Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “AA Indemnitee Agent Party”), to the extent that such AA Indemnitee Agent Party shall not have been reimbursed by Company or Holdings, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such AA Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such AA Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AA INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such AA Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order. If any indemnity furnished to any AA Indemnitee Agent Party for any purpose shall, in the opinion of such AA Indemnitee Agent Party, be insufficient or become impaired, such AA Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any AA Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any AA Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

(b)Other Agents. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent (other than Administrative Agent), their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by Company or Holdings, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

8.7    Successor Administrative Agent and Collateral Agent.

(a)Administrative Agent.

(i)Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and Company. Upon any such notice of resignation, Requisite Class A Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent provided, that the appointment of a successor Administrative Agent shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Administrative Agent, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. If Administrative Agent is a Class A Revolving Lender or an Affiliate thereof on the date on which all Class A Revolving Loans and all other Obligations owing to the Class A Lenders have been paid in full in cash, such Administrative Agent shall provide immediate notice of resignation to the Company, and the Requisite

Class B Revolving Lenders shall have the right, upon five (5) Business Days’ notice to the Company, to appoint a successor Administrative Agent; provided, that the appointment of any successor Administrative Agent that is not a Class B Revolving Lender or an Affiliate thereof shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(ii)Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Company or the Class A Revolving Lenders; provided that Company and the Class A Revolving Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Company and the Class A Revolving Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Credit Documents.

(b)Collateral Agent.

(i)Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Collateral Agent provided, that the appointment of a successor Collateral Agent shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Collateral Agent and the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent hereunder.

(ii)Notwithstanding anything herein to the contrary, Collateral Agent may assign its rights and duties as Collateral Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Collateral Agent as Collateral Agent for all purposes hereof, unless and until such assigning Collateral Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Collateral Agent hereunder and under the other Credit Documents.

8.8    Collateral Documents. Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Collateral and the Collateral Documents. Subject to Section 9.5, without further written consent or authorization from

Lenders, Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, the Agents and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations or any other amount due hereunder as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale. Notwithstanding any other provision of the Credit Documents, prior to consummating any such public or private sale, the Collateral Agent shall provide the Class B Revolving Lenders with the right (exercisable for a period of one (1) Business Day after written notice) to purchase any such Collateral for cash in immediately available funds at a price equal to $0.03125 higher than the next highest legitimate and observable third-party bid.

SECTION 9.    MISCELLANEOUS

9.1    Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to Company, Syndication Agent, Collateral Agent, Administrative Agent or Documentation Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent, provided, however, that Company may deliver, or cause to be delivered, the Borrowing Base Certificate, Borrowing Base Report, Funding Notices, Controlled Account Voluntary Payment Notices and any financial statements or reports (including any collateral performance tests) by electronic mail pursuant to procedures approved by the Administrative Agent until any Agent or Lender notifies Company that it can no longer receive such documents using electronic mail. Any Borrowing Base Certificate, Borrowing Base Report or financial statements or reports sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return electronic mail or other written acknowledgement), provided, that if such document is sent after 5:00 p.m. Eastern Standard time, such document shall be deemed to have been sent at the opening of business on the next Business Day.

9.2    Expenses. Company agrees to pay promptly (a) (i) all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and expenses (including reasonable and customary fees and expenses of a single counsel to the Administrative Agent) of negotiation, preparation, execution and administration of the Credit Documents, including the Credit Document Amendments, and any consents, waivers or other amendments or modifications to the Credit Documents, (ii) all the Paying Agent’s actual, reasonable and documented out-of-pocket costs and expenses (including reasonable and customary fees and expenses of counsel to the Paying Agent) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto, including the Credit Document Amendments, (iii) [reserved], and (iv) the reasonable and customary fees and expenses of a single counsel to the Class B Revolving Lender in connection with the negotiation, preparation and execution of the Credit Document Amendments and any consents or waivers of, or other amendments or modifications to, the Credit Documents, and in connection with the administration of the Credit Documents; (b) all the actual, documented out-of-pocket costs and reasonable out-of-pocket expenses of creating, perfecting and enforcing Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of a single counsel for all Agents; (c) subject to the terms of this Agreement (including any limitations set forth in Section 5.5), all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers incurred by Administrative Agent; (d) subject to the terms of this Agreement, all the actual, reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (e) subject in all cases to any express limitations set forth in any Credit Document, all other actual, reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of a Default or an Event of Default, all documented, out-of-pocket costs and expenses, including reasonable attorneys’ fees, and costs of settlement, incurred by any Agent or any Lender in enforcing any Obligations of or in collecting any payments due from Company or Holdings hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

9.3    Indemnity.

(a)In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Affected Party and each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE excluding any amounts not otherwise payable by Company under Section 2.16(b)(iii); provided, Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)To the extent permitted by applicable law, no party hereto shall assert, and all parties hereto hereby waive, any claim against any other parties and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and all parties hereto hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.4    Reserved.

9.5    Amendments and Waivers.

(a)Requisite Lenders’ Consent. Subject to Sections 9.5(b) and 9.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company or Holdings therefrom, shall in any event be effective without the written concurrence of Company, Administrative Agent and the Requisite Lenders.

(b)Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)extend the scheduled final maturity of any Loan or Revolving Loan Note;

(ii)waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.8) or any fee payable hereunder;

(iv)extend the time for payment of any such interest or fees;

(v)reduce the principal amount of any Loan;

(vi)(x) amend the definition of “Class A Borrowing Base” or “Class B Borrowing Base” or (y) amend, modify, terminate or waive Section 2.12, Section 2.13 or Section 2.14 or any provision of this Section 9.5(b) or Section 9.5(c);

(vii)amend the definition of “Requisite Lenders”, “Requisite Class A Lenders,” “Requisite Class B Revolving Lenders,” “Class A Revolving Exposure,” “Class B Revolving Exposure,” “Pro Rata Share,” “Applicable Class A Advance Rate,” “Applicable Class B Advance Rate,” “Class A Revolving Availability,” “Class B Revolving Availability” or any definition used therein; provided, with the consent of Administrative Agent, Company and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Amendment Effective Date;

(viii)release all or substantially all of the Collateral except as expressly provided in the Credit Documents; or

(ix)consent to the assignment or transfer by Company or Holdings of any of its respective rights and obligations under any Credit Document.

(c)Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Company or Holdings therefrom, shall:

(i)increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Early Amortization Event, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)amend, modify, terminate or waive any provision of Section 3.3(a) with regard to any Credit Extension of the Class A Revolving Lenders without the consent of the Requisite Class A Lenders; or amend, modify, terminate or waive any provision of Section 3.3(a) with regard to any Credit Extension of the Class B Revolving Lenders without the consent of the Requisite Class B Revolving Lenders;

(iii)amend the definitions of “Eligibility Criteria” or “Eligible Receivables Obligor” or amend any portion of Appendix C without the consent of each of the Requisite Class A Lenders and the Requisite Class B Revolving Lenders;

(iv)amend or modify any provision of Sections 2.11, other than Sections 2.11(c)(vii) and 2.11(e), without the consent of each of the Requisite Class A Lenders and the Requisite Class B Revolving Lenders; provided, however, that, notwithstanding the foregoing, any such amendment or modification during the continuance of any Hot Backup Servicer Event, Event of Default or Servicer Default shall only require the consent of the Requisite Lenders;

(v)amend or modify any provision of Section 7.1 without the consent of each of the Requisite Class A Lenders and the Requisite Class B Revolving Lenders; provided, however, that, notwithstanding the foregoing, any waiver of the occurrence of a Default or an Event of Default shall only require the consent of the Requisite Lenders; or

(vi)amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the Requisite Class A Lenders or any Class A Revolving Lender, execute amendments, modifications, waivers or consents on behalf of the Requisite Class A Lenders or such Class A Revolving Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company or Holdings in any case shall entitle Company or Holdings to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company. Notwithstanding anything to the contrary contained in this Section 9.5, if the Administrative Agent and Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Credit Documents, then the Administrative Agent (as applicable, and in its respective capacity thereunder, the Administrative Agent or Collateral Agent) and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by the Requisite Lenders if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.

9.6    Successors and Assigns; Participations.

(a)Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by it without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 8.6, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Register. Company, Paying Agent, Administrative Agent, Class B Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 9.6(e). Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Loans.

(c)Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Revolving Commitments) to any Person constituting an Eligible Assignee. Each such assignment pursuant to this Section 9.6(c) (other than an assignment to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee”) shall be in an aggregate amount of not less than $15,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans.

(d)Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.16(e).

(e)Notice of Assignment. Upon the Administrative Agent’s or Class B Agent’s, as applicable, receipt and acceptance of a duly executed and completed Assignment Agreement and any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent or Class B Agent, as applicable, shall (i) provide Paying Agent with written notice of such assignment, and

Paying Agent shall record the information contained in such notice in the Register, (ii) give prompt notice thereof to Company, and (iii) maintain a copy of such Assignment Agreement.

(f)Representations and Warranties of Assignee. Each Lender, upon executing and delivering an Assignment Agreement, represents and warrants as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g)Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising prior to the effective date of such assignment; (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Revolving Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Revolving Loan Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Revolving Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates or a Direct Competitor) in all or any part of its Revolving Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Revolving Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, unless the sale of the participation to such participant is made with Company’s prior written consent, and (ii) a participant that would be a Non‑US Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless a Company (through a Designated Officer) is notified of the participation at the time it is sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.16 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. Any Lender that sells such a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such participation and other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person other than Company (through a Designated Officer), including the identity of any Participant or any information relating to a Participant’s interest or obligations under any Credit Document, except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Paying Agent (in its capacity as Paying Agent) shall have no responsibility for maintaining a Participant Register. The Register shall be available for inspection by any Designated Officer of Company at any reasonable time and from time to time upon reasonable prior notice. Company shall not disclose the identity of any Participant of any Lender or any information relating to such Participant’s interest or obligation to any Person, provided that Company may make (1) disclosures of such information to Affiliates of such Lender and to their agents and advisors provided that such Persons are informed of the confidential nature of the information and will be instructed to keep such information confidential, and (2) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, Company shall make reasonable efforts to notify the applicable Lender of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of Company by such Governmental Authority) for disclosure of any such non‑public information prior to disclosure of such information.

(i)Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Revolving Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

9.7    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

9.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension and shall continue in full force and effect until the Termination Date. Notwithstanding anything herein or implied by law to the contrary, the agreements of Company set forth in Sections 2.15, 2.16, 9.2, 9.3, and 9.10, the agreements of Lenders set forth in Sections 2.14, 8.3(b) and 8.6 and the agreements of all parties hereto set forth in Sections 9.17, 9.22 and 9.23 shall survive the payment of the Loans and the termination hereof.

9.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.10    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other Person or against or in payment of any or all of the Obligations or any other amount due hereunder. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11    Severability. In case any provision in or obligation hereunder or any Revolving Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12    Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Revolving Loan Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the applicable Agent (other than the Paying Agent) or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Revolving Loan Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders (as applicable).

9.13    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

9.14    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.15    CONSENT TO JURISDICTION.

(A)ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT APPOINTED BY IT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

(B)COMPANY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1 OR ON HOLDINGS, WHICH COMPANY HEREBY APPOINTS AS ITS AGENT FOR SERVICE OF PROCESS HEREUNDER. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT HOLDINGS SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF COMPANY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, COMPANY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.15 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS COMPANY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON COMPANY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

9.16    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE REVOLVING LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.17    Confidentiality. Each Agent and Lender shall hold all non‑public information regarding Holdings and its Affiliates and their businesses obtained by such Lender or Agent confidential and shall not disclose information of such nature, it being understood and agreed by Company that, in any event, a Lender or Agent may make (a) disclosures of such information to Affiliates of such Lender or Agent and to their agents, auditors, attorneys and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17) provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Collateral Agent and Paying Agent will be instructed to keep, such information confidential, provided, further that no disclosure shall be made to any Person that is a Direct Competitor or, with respect to the Collateral Agent and Paying Agent only, any Person that the Collateral Agent and/or Paying Agent has actual knowledge is a Direct Competitor, (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein, provided that such Persons are informed of the confidential nature of the information and agree to keep such information confidential pursuant to a non-disclosure agreement, (c) disclosure to any Lender’s financing source or the directors, trustees, officers, employees, agents, attorneys, independent or internal auditors, financial advisors or other professional advisors of such financing source who, in each case, agree to hold confidential such confidential information substantially in accordance with this Section 9.17, (d) disclosure to any rating agency when required by it provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Collateral Agent and Paying Agent will be instructed to keep, such information confidential, (e) disclosures required by any applicable statute, law, rule or regulation or requested by any Governmental Authority or representative thereof or by any self-regulatory or regulatory body or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, each Lender or Agent shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender or Agent by such Governmental Authority) for disclosure of any such non‑public information prior to disclosure of such information, (f) to any nationally recognized statistical rating organization for the purpose of assisting in the negotiation, completion, administration and evaluation of the transaction documented under this Agreement or in compliance with Rule 17g-5 under the Exchange Act (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdiction), and (g) any other disclosure authorized by the Company in writing in advance. Notwithstanding the foregoing, (i) the foregoing shall not be construed to prohibit the disclosure of any information that is or becomes publicly known or information obtained by a Lender or Agent from sources other than the Company other than as a result of a disclosure by an Agent or Lender known (or that should have reasonably been known) to be in violation of this Section 9.17, and (ii) on or after the Original Closing Date, the Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements generally describing this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of Company or Holdings) (collectively, “Trade Announcements”). Company shall not issue, and shall cause Holdings not to issue, any Trade Announcement using the name of any Agent or Lender, or their respective Affiliates or referring to this Agreement or the other Credit Documents, or the transactions contemplated thereunder except (x) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (y) with the prior approval of Administrative Agent (such approval not to be unreasonably withheld).

9.18    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

9.19    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

9.20    Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.21    Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act.

9.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.23    Termination of Agency Fee Letter. By its signature hereto, Deutsche Bank AG, New York Branch (“DBNY”) hereby confirms and agrees that the Agency Fee Letter, dated as of the Original Closing Date, executed by the Company in favor of DBNY is terminated and of no force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
ONDECK ACCOUNT RECEIVABLES TRUST 2013-1 LLC, as Company

By:    /s/ Kenneth A. Brause
Name: Kenneth A. Brause
Title: Chief Financial Officer

DEUTSCHE BANK AG, NEW YORK
BRANCH, as Administrative Agent and Collateral
Agent

By:	/s/ Peter Sabino
Name: Peter Sabino
Title: Vice President

By:	/s/ Kevin Tanzer
Name: Kevin Tanzer
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent, Documentation Agent and
Lead Arranger

By:	/s/ Peter Sabino
Name: Peter Sabino
Title: Vice President

By:	/s/ Kevin Tanzer
Name: Kevin Tanzer
Title: Managing Director

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as Paying Agent

By:	/s/ Julia Engel
Name: Julia Engel
Title: Vice President

By:	/s/ Lucy Hsieh
Name: Lucy Hsieh
Title: Assistant Vice President

DEUTSCHE BANK AG, NEW YORK
BRANCH,
as a Class A Revolving Lender

By:	/s/ Peter Sabino
Name: Peter Sabino
Title: Vice President

By:	/s/ Kevin Tanzer
Name: Kevin Tanzer
Title: Managing Director